UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Tandem Diabetes Care, Inc.

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TANDEM
Diabetes Care

Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

t:slim X2
U-100 INSULIN ONLY

positively different

Notice of Annual Meeting of Stockholders DATE May 25, 2022 TIME 3:00 p.m. Pacific Time MEETING WEB ADDRESS www.virtualshareholdermeeting.com/TNDM2022
Dear Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Tandem Diabetes Care, Inc., or the Annual Meeting, which will be held on Wednesday, May 25, 2022 at 3:00 p.m., Pacific Time. The Annual Meeting will be held virtually via live internet webcast at www.virtualshareholdermeeting.com/TNDM2022.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:
1.To elect two Class III directors for a term of either one or three years, consistent with the outcome of Proposal 2.
2.To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the annual election of directors and phased elimination of the classified board structure.
3.To approve, on a non-binding, advisory basis, the compensation of our named executive officers.
4.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
5.To transact such other business as may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.
Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, and the additional information in the accompanying Proxy Statement. If you requested to receive printed proxy materials, you may also refer to the instructions on the proxy card enclosed with those materials.
By Order of the Board of Directors
Sincerely,

John F. Sheridan President and Chief Executive Officer San Diego, California Approximate Date of Mailing of Notice of Internet Availability of Proxy Materials: April 13, 2022

Proxy Summary
Proxy Summary

Our Annual Meeting of Stockholders Will Take Place Virtually DATE May 25, 2022 TIME 3:00 p.m. Pacific time MEETING WEB ADDRESS www.virtualshareholdermeeting.com/TNDM2022
This summary provides highlights of information contained in this Proxy Statement. It does not contain all of the information that you should consider before voting. We encourage you to read the entire Proxy Statement. For more complete information regarding our 2021 financial and operating performance, please read our 2021 Annual Report on Form 10-K, or the Annual Report.
Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to submit your proxy or voting instructions as soon as possible. You may submit your proxy by internet, telephone or mail.

To vote via the internet before the meeting, visit www.proxyvote.com.
Vote by 11:59 p.m. Eastern Time on May 24, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 21, 2022 for shares held in a Plan. To vote via the internet during the meeting, visit www.virtualshareholdermeeting.com/TNDM2022
Have your notice or proxy card on hand and follow the instructions.

To vote by telephone,
call 1-800-690-6903 by 11:59 p.m. Eastern Time
on May 24, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 21, 2022 for shares held in a Plan. Have your notice or proxy card on hand and follow the instructions.

To vote by mail, mark, sign, date and return your proxy card in the postage-paid, pre-addressed envelope we have provided, or send it to Vote Processing,
c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.

Items to be Considered and Board Recommendations

	Item	Board’s Voting Recommendation	Page Reference

PROPOSAL 1	To elect two Class III directors for a term of either one or three years, consistent with the outcome of Proposal 2.	FOR	6
PROPOSAL 2	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the annual election of directors and phased elimination of the classified board structure.	FOR	12
PROPOSAL 3	To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR	14
PROPOSAL 4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR	16

Tandem Diabetes Care	1	2022 Proxy Statement

Proxy Summary
Board Nominees

Name	Age	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Privacy and Security Subcommittee

Peyton R. Howell	54	■		■
John F. Sheridan	66
Board Diversity as of December 31, 2021

Male	Female
Director Qualifications and Experience

Financial	Strategic Planning	Senior Leadership	Diversity	Public Board	Digital Technology

Managed Care	Diabetes Industry	Information Security	Consumer Insights	International Perspective

Tandem Diabetes Care	2	2022 Proxy Statement

Proxy Summary

$703 MILLION worldwide revenues 41% INCREASE worldwide revenues	2021 Business Highlights

•Grew worldwide installed base to approximately 330,000 customers
•More than doubled international sales growing by 114% to $178 million
•Completed the launch of the t:slim X2 with Control-IQ technology in nearly every market outside the United States
•Achieved the milestone of first full-year positive operating margin and ended the year with cash and short-term investments of $624 million
•Made meaningful internal product development and operational progress

Executive Compensation Highlights

We Pay for Performance	We Seek to Mitigate Compensation Risk

•Mix of diversified long- and short-term performance metrics to incentivize and reward the achievement of our operational and long-term business strategy objectives	•Annual compensation assessment; retain independent compensation consultant

•Long-term equity incentive awards feature a four-year vesting schedule and have evolved from 100% stock options to include use of restricted stock units	•Clawback policy covering both cash and equity incentive compensation

•No single-trigger cash severance or automatic vesting of equity awards based solely upon a change of control of the Company	•Stock ownership guidelines for directors and members of executive management
For additional information, see the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as the Summary Compensation Table and related tables.

Tandem Diabetes Care	3	2022 Proxy Statement

General Information
GENERAL INFORMATION
These proxy materials are being furnished in connection with the solicitation of proxies by the Board of Directors of Tandem Diabetes Care, Inc. for use during the 2022 annual meeting of stockholders, or the Annual Meeting, to be held on Wednesday, May 25, 2022, at 3:00 p.m. Pacific time, and at any adjournment or postponement thereof. Tandem Diabetes Care, Inc. is sometimes referred to herein as “we,” “us,” “our” or the “Company.”
Notice of Internet Availability of Proxy Materials
This Proxy Statement, together with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, or the Annual Report, filed with the U.S. Securities and Exchange Commission, or SEC, on February 22, 2022, is being made available to stockholders at www.proxyvote.com. The Annual Report is not a part of the proxy solicitation material. This Proxy Statement is being made available to stockholders on or about April 13, 2022. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice prior to May 11, 2022.
Under SEC’s “notice and access” rules, we are providing access to the proxy materials for the Annual Meeting via the internet. Accordingly, on or about April 13, 2022, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to each of our stockholders. The Notice contains instructions on how to access our proxy materials how to vote your shares through the internet, by telephone, or by mail. Please review the proxy materials prior to voting.
Who is Entitled to Vote?
Stockholders at the close of business on March 29, 2022 (the “Record Date”) are entitled to notice of, and to attend and vote at, the Annual Meeting and at any adjournment or postponement thereof. As of the Record Date, 63,939,108 shares of our Common Stock, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock owned at the Record Date.
How to Vote
If you are a stockholder of record, you may vote by proxy through the internet, by mail, or by telephone as described below:
•By Internet - go to www.proxyvote.com and follow the instructions provided on the website. You will need the 16-digit control number on the Notice or, if you requested to receive printed proxy materials, the control number from the proxy card that was mailed to you.
•By telephone, call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. You will need the 16-digit control number from the Notice or, if you requested to receive printed proxy materials, the control number on the proxy card that was mailed to you.
•By Mail - complete, date, sign your proxy card and mail it in the postage-paid envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an officer of a corporation, guardian, executor, or trustee), you must indicate your name and title or capacity.
If you vote via the internet or by telephone, they are both available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on Tuesday, May 24, 2022 for shares held directly and until 11:59 p.m. Eastern Time on Saturday, May 21, 2022 for shares held in a Plan i.e., Beneficial Owners.
You may also vote during the virtual Annual Meeting via the internet at www.virtualshareholdermeeting.com/TNDM2022. At this site you will be able to vote electronically.
You are considered to be a stockholder of record if your shares were registered directly in your name on the Record Date. If your shares are held in a brokerage account or by a bank, broker or other nominee, and not in your name, you are considered to be the beneficial owner of shares held in street name.
The nominee holding your shares is considered the holder of record for purposes of voting at the virtual Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares in your account. The nominee will provide you with instructions that you must follow to have your shares voted. Please contact your nominee directly if you have any questions about voting your shares.
As a beneficial owner of shares held in street name, you are invited to attend the Annual Meeting virtually. However, since you are not the holder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid “legal proxy” or a 16-digit control number from your nominee. Please contact your nominee for additional information about attending the Annual Meeting virtually.
Change of Vote or Revocation of Proxy
Stockholders of Record: If you are a stockholder of record you may revoke your proxy or change your vote at any time before the polls are closed at the Annual Meeting by:
•Timely delivery of a valid, later-dated proxy or later-dated vote by internet or telephone; or
•Written notice to the Corporate Secretary of Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California, 92121; or
•Voting during the virtual Annual Meeting.
Beneficial Owners: If you are a beneficial owner of shares held in street name and you have instructed your bank, broker or other nominee to vote your shares, you may change your vote by following the instructions provided to you by your nominee.
Your latest-dated internet or telephone proxy, or proxy card, will be the one that is counted at the Annual Meeting. If you revoke your proxy via the internet or by telephone, please make sure to do so by the deadline as described above. If you send a written notice of revocation, please make sure to do so with enough time for it to arrive by mail prior to the Annual Meeting.

Tandem Diabetes Care	4	2022 Proxy Statement

General Information
Attending the Annual Meeting
The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/TNDM2022. You will be able to attend the Annual Meeting online, submit your questions, and vote your shares during the meeting. In order to attend and participate in the Annual Meeting, stockholders will need their unique 16-digit control number located on your Notice, on your proxy card (if you received a printed copy of the proxy materials) or within the instructions that accompanied your proxy materials. The webcast will begin promptly at 3:00 p.m. Pacific time on Wednesday, May 25, 2022.
We will answer as many stockholder questions during the Annual Meeting as time permits and in accordance with our rules for the meeting. However, we reserve the right to exclude questions that are not pertinent to the Annual Meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Technical Assistance for the Annual Meeting
Online access will begin at approximately 2:45 p.m. Pacific Time on the day of the meeting to provide you ample time to log in, test your device, and review the rules and procedures for the meeting. We encourage you to access the webcast prior to the designated start time. If you experience any technical difficulties accessing the meeting website, a toll-free technical support number will be posted on the meeting website for assistance.
Quorum, Abstentions and Broker Non-Votes
A quorum of stockholders is required to hold the Annual Meeting. A quorum exists when at least a majority of the outstanding shares of our Common Stock entitled to vote as of the close of business on the Record Date, or 31,969,555 shares, are present or represented by proxy at the Annual Meeting (even if not voting). Virtual attendance at the Annual Meeting constitutes presence for purposes of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chair of the meeting or by the vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, in accordance with our Amended and Restated Bylaws (“Bylaws”), and applicable law, to permit the further solicitation of proxies.
Votes withheld from any director, nominee, abstentions and broker “non-votes” are counted as present or represented by proxy for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner has not received instructions from the beneficial owner regarding the voting of the shares and does not have discretionary authority to vote the shares for certain non-routine matters.
If you are a beneficial owner of shares held in street name and do not provide the nominee that holds your shares with specific voting instructions, the nominee may generally vote in its discretion on “routine” matters. However, if the nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, it will be unable to vote your shares on that matter. Whether a particular matter is considered “routine” or “non-routine” is determined pursuant to applicable stock exchange rules.
Cost of Soliciting Proxies
The cost of soliciting these proxies is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company, personally, by telephone or by other means of communication. While we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, and do not believe the cost of any such proxy solicitor will be material. The Company will, upon request, reimburse brokers and other nominees for their reasonable out-of-pocket expenses in forwarding these proxy materials to beneficial owners of shares held in street name by such persons.
Announcement of Voting Results
In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time, in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.
Contact Information for Questions
If you have additional questions about this Proxy Statement or the Annual Meeting, please contact the Corporate Secretary, Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121 or by telephone at (858) 366-6900.
Caution Concerning Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may relate to our future financial performance, business operations, and executive compensation decisions, or other future events. You can identify forward-looking statements by the use of words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements include the assumptions underlying or relating to such statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, results of operations and financial condition.
The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” in our Annual Report, as well as other filings we make with the SEC from time to time. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could materially differ from those expressed or implied in the forward-looking statements. The forward-looking statements made in this Proxy Statement relate only to events as of the date of this Proxy Statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

Tandem Diabetes Care	5	2022 Proxy Statement

MANAGEMENT PROPOSALS
PROPOSAL 1
Election of Directors
To elect two Class III directors for a term of either one or three years, consistent with the outcome of Proposal 2.

Board Structure and Membership
We currently have nine members on our board of directors and no vacancies. Pursuant to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws, our board of directors is currently divided into three classes, as follows:
•Class I, which currently consists of Mr. Kim D. Blickenstaff, Dr. Kathleen McGroddy-Goetz, and Mr. Christopher J. Twomey, whose terms will expire at our 2023 annual meeting of stockholders;
•Class II, which currently consists of Mr. Dick P. Allen, Ms. Rebecca B. Robertson, and Mr. Rajwant S. Sodhi, whose terms will expire at our 2024 annual meeting of stockholders; and
•Class III, which currently consists of Ms. Peyton R. Howell, Mr. Douglas A. Roeder, and Mr. John F. Sheridan, whose terms will expire at the Annual Meeting.
The board of directors has nominated Ms. Howell and Mr. Sheridan for re-election to the board. Mr. Roeder has notified us of his decision not to stand for re-election at the Annual Meeting. We thank Mr. Roeder for his 13 years of dedicated service.
Currently, each director in each class is elected for a term of three years and serves until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the stockholders vote to elect the two Class III director nominees proposed by the Board and approve Proposal 2, each such director will hold office for a one-year term expiring at the 2023 annual meeting of stockholders. However, if the stockholders vote to elect the two Class III director nominees proposed by the Board but do not approve Proposal 2, each such director will hold office for a three-year term expiring at the 2025 annual meeting of stockholders. Following the Annual Meeting, we will have one vacancy on our board of directors as a result of Mr. Roeder’s decision not to stand for re-election. Directors may only be removed for cause by the affirmative vote of a majority of the outstanding shares entitled to vote upon an election of directors, voting together as a single class.
Since approximately one-third of our directors will be elected at our Annual Meeting, a consecutive annual meeting of stockholders could be required for our stockholders to change a majority of our board of directors. Any additional directorships resulting from an increase in the number of directors or a vacancy, such as the vacancy that will result from Mr. Roeder’s decision not to stand for re-election, may be filled by the directors then in office.
We have proposed eliminating our classified board structure based upon the evolving needs of our business, governance best practices, and stockholder feedback, and expect to continue to assess the most appropriate board structure for the Company on a regular basis for these reasons, changes in applicable laws and stock exchange listing standards, or other factors deemed relevant by our board of directors.

Tandem Diabetes Care	6	2022 Proxy Statement

Proposal 1 >> Election of Directors
Majority Voting Standard
In February 2021 our board of directors amended our Bylaws to implement a majority voting standard for the election of directors in uncontested elections. This was based on stockholder feedback and reflects our evolving governance practices as the Company continues to mature. Pursuant to the majority voting standard, in uncontested elections, directors will be elected by the affirmative vote of a majority of the votes cast by the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. In contested elections, which are elections where the number of director nominees exceeds the number of directors to be elected at a meeting of the stockholders, directors will be elected by a plurality of the votes cast at the meeting.
Pursuant to our Bylaws, if an incumbent director nominee in an uncontested election fails to receive the affirmative vote of a majority of the votes cast in his or her election, such director must promptly tender his or her resignation to our board of directors, and our board of directors must accept or reject the tendered resignation no later than 90 days following certification of the election results. Our board of directors will also publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. Any director who tenders his or her resignation pursuant to this provision of our Bylaws may not participate in the decision of the board of directors with respect to his or her resignation. Such director will continue to serve as a director after submitting his or her resignation unless and until our board of directors accepts such resignation, or until his or her earlier death, resignation (for reasons other than such director’s failure to receive the required vote) or removal. If such director’s resignation is accepted by our board of directors after the director failed to receive the required vote, or if a nominee for director is not elected and the nominee is not an incumbent director, then our board of directors, in its sole discretion, may fill any resulting vacancy or decrease the size of our board of directors in accordance with our Bylaws.
Required Vote
The election of our director nominees at the Annual Meeting requires the affirmative vote of a majority of the votes cast by the shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. A “majority of the votes cast” means the number of shares voted “For” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.
This proposal is considered a non-routine matter under applicable stock exchange rules. A bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Abstentions and broker non-votes are not counted as votes “For” or “Against” a director nominee and will have no effect on the election of directors. If no contrary indication is made, returned proxies will be voted “For” each of the director nominees, or in the event that any nominee is unable to serve as a director at the time of the election, returned proxies will be voted “For” any nominee who is designated by our board of directors to fill the vacancy.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” BOTH OF THE CLASS III DIRECTOR NOMINEES

Tandem Diabetes Care	7	2022 Proxy Statement

Proposal 1 >> Election of Directors
Nominees for Director
The following table lists the persons recommended by our nominating and corporate governance committee, and nominated by our board of directors, to be elected as directors, including relevant information as of December 31, 2021 regarding their age, business experience, qualifications, attributes, skills, committee memberships, and other directorships:
NOMINEES FOR RE-ELECTION TO OUR BOARD OF DIRECTORS FOR EITHER A ONE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS OR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS (CLASS III DIRECTORS), CONSISTENT WITH THE OUTCOME OF PROPOSAL 2.

PEYTON R. HOWELL
Ms. Howell joined our board of directors in August 2020. Ms. Howell has more than 25 years of extensive reimbursement, health insurance, and patient access experience across a broad range of disease states in the hospital, physician, pharmacy and home care settings. Ms. Howell is currently the Chief Commercial and Strategy Officer at Parexel International, a leading global clinical research organization servicing the life sciences industry. Prior to joining Parexel, Ms. Howell held a wide range of senior leadership positions at AmerisourceBergen, including leading Global Sourcing and Manufacturer Relations and advancing specialty and biotech products and solutions for physicians, health systems and specialty pharmacies. She was a founder and President of Lash Group, a patient support services company, and an early pioneer of programs to support patient access, reimbursement, and adherence to new therapies including services related to diabetes, such as patient assistance and reimbursement support for continuous glucose monitors. Ms. Howell is a recognized national speaker on health policy, patient access and reimbursement issues. She has served as Director of the AmerisourceBergen Foundation, the National Association of Chain Drug Stores Foundation, and the Healthcare Distribution Alliance Foundation. Ms. Howell received a B.A. in Speech Communication from the University of Illinois at Urbana-Champaign and a Master’s of Health Administration from The Ohio State University.
We believe Ms. Howell’s experience in reimbursement and in executive management of companies in the healthcare industry brings to our board of directors critical skills relating to scaling complex organizations and strategic planning that qualify her to serve on our board of directors.

Director Member, Compensation Committee Age: 54 Director since: 2020

JOHN F. SHERIDAN
Mr. Sheridan has served on our board of directors since June 2019 and as our President and Chief Executive Officer since March 2019. Prior to that, Mr. Sheridan served as our Executive Vice President and Chief Operating Officer since April 2013. Prior to joining us, Mr. Sheridan served as Chief Operating Officer of Rapiscan Systems, Inc., a provider of security equipment and systems, from March 2012 to February 2013. Mr. Sheridan served as Executive Vice President of Research and Development and Operations for Volcano Corporation, a medical technology company, from November 2004 to March 2010. From May 2002 to May 2004, Mr. Sheridan served as Executive Vice President of Operations at CardioNet, Inc., a medical technology company, now operating as BioTelemetry, Inc. (Nasdaq: BEAT). From March 1998 to May 2002, he served as Vice President of Operations at Digirad Corporation, a medical imaging company. Mr. Sheridan has served as a director of Acutus Medical, Inc. (Nasdaq: AFIB), an arrhythmia management company since March 2021. Mr. Sheridan holds a B.S. in Chemistry from the University of West Florida and an M.B.A from Boston University.
We believe Mr. Sheridan brings to our board of directors valuable perspective and experience as our former Executive Vice President and Chief Operating Officer, and as our current President and Chief Executive Officer. Mr. Sheridan has extensive experience at the management level of various healthcare companies, as well as leadership skills, industry experience and knowledge, all of which qualify him for service on our board of directors.

President and Chief Executive Officer Director Age: 66 Director since: 2019

Tandem Diabetes Care	8	2022 Proxy Statement

Proposal 1 >> Election of Directors
Continuing Members of Our Board of Directors
The following table includes the members of our board of directors who are continuing in office, including relevant information as of December 31, 2021 regarding their age, business experience, qualifications, attributes, skills, committee memberships and other directorships:
MEMBERS OF OUR BOARD OF DIRECTORS CONTINUING IN OFFICE WITH A TERM EXPIRING AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS (CLASS I DIRECTORS)

KIM D. BLICKENSTAFF
Mr. Blickenstaff currently serves as Chair of our board of directors following his transition from the Executive Chair role in March 2020. Prior to serving as Executive Chair, Mr. Blickenstaff served as our President and Chief Executive Officer from September 2007 to March 2019. He has been a member of our board of directors since September 2007. Prior to joining us, Mr. Blickenstaff served as Chair and Chief Executive Officer of Biosite Incorporated, a provider of medical diagnostic products, until its acquisition by Inverness Medical Innovations, Inc. in June 2007. He previously served as a director public companies such as, Medivation, Inc., where he served as chair, and for DexCom, Inc. (Nasdaq: DXCM). Mr. Blickenstaff serves as a director and member of the compensation and audit committees of Nuvation Bio Inc. (NYSE: NUVB), an oncology biopharmaceutical therapy company. Mr. Blickenstaff was formerly a certified public accountant and has more than 20 years of experience overseeing the preparation of financial statements. He holds a B.A. in Political Science from Loyola University, Chicago, and an M.B.A. from the Graduate School of Business, Loyola University, Chicago.
We believe Mr. Blickenstaff brings to our board of directors valuable perspective and experience as the current Chair and as our former Executive Chair, President and Chief Executive Officer. Mr. Blickenstaff has extensive experience at the board level of various healthcare companies, as well as leadership skills, industry experience and knowledge, all of which qualify him for service on our board of directors.

Chair of the Board of Directors Age: 69 Director since: 2007

KATHLEEN MCGRODDY-GOETZ, PH.D.
Dr. McGroddy-Goetz has served on our board of directors since June 2020. She has more than 25 years of experience leading global teams across business development, strategy, research and development, and product management. She has commercialized pioneering technologies spanning from microelectronics through cloud, advanced data analytics, artificial intelligence, hardware, software, and middleware with an emphasis on healthcare and life sciences applications. From October 2018 through June 2021, Dr. McGroddy-Goetz served as the Global Head of Strategic Partnerships at Medidata Solutions, a Dassault Systemès Company, where she also concurrently held other strategy, alliances and marketing executive roles. Previously, she held various leadership positions at IBM beginning in 1992, and most recently was Vice President, Strategy and Innovation, IBM Watson Health. Dr. McGroddy-Goetz received a B.S. in Physics from SUNY Binghamton and a Ph.D. in Molecular Biophysics from Cornell University.
We believe Dr. McGroddy-Goetz’s experience in managing and commercializing pioneering technologies spanning microelectronics, cloud-based technologies, advanced data analytics, artificial intelligence, hardware, software and middleware with an emphasis on healthcare and life sciences applications, brings to our board of directors critical skills related to digital health, scaling complex organizations, and strategic planning that qualify her to serve on our board of directors.

Director Member, Nominating and Corporate Governance Committee, and Privacy and Security Subcommittee Age: 58 Director since: 2020

Tandem Diabetes Care	9	2022 Proxy Statement

Proposal 1 >> Election of Directors

CHRISTOPHER J. TWOMEY
Mr. Twomey has served on our board of directors since July 2013. Mr. Twomey has served as a director and chair of the audit committee of Bionano Genomics (Nasdaq: BNGO), a life sciences genome analysis instrumentation company since July 2018. From March 1990 until his retirement in 2007, Mr. Twomey held various positions with Biosite, most recently serving as Senior Vice President, Finance and Chief Financial Officer. From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an Audit Manager. He previously served as a director and chair of the audit committee for public companies, such as Senomyx and Cadence Pharmaceuticals, prior to their acquisitions. Mr. Twomey holds a B.A. in Business Economics from the University of California, Santa Barbara.
We believe Mr. Twomey’s experience in senior financial management and on boards of directors of companies in the life sciences industry, as well as his extensive accounting and auditing experience, brings to our board of directors critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance, all of which qualify him for service on our board of directors.

Director Chair, Audit Committee Age: 62 Director since: 2013
MEMBERS OF OUR BOARD OF DIRECTORS CONTINUING IN OFFICE WITH A TERM EXPIRING AT THE 2024 ANNUAL MEETING OF STOCKHOLDERS (CLASS II DIRECTORS)

DICK P. ALLEN
Mr. Allen has served as our Lead Independent Director since March 2019 and on our board of directors since July 2007. He previously served as the Chair of our board of directors from August 2007 to January 2013 and from January 2016 to February 2019. Mr. Allen is directly engaged in the diabetes community through his personal involvement with JDRF, a nonprofit diabetes research organization, and the Mary & Dick Allen Diabetes Center at Hoag Memorial Hospital Presbyterian. Mr. Allen served as a member of the International Board of Directors of JDRF from July 2008 to June 2014, and as its Chair from July 2012 to June 2014. Mr. Allen has more than 50 years of experience in the health care industry and was previously the President of DIMA Ventures, Inc., a private investment firm providing seed capital and board-level support for start-up companies in the healthcare field. He was a co-founder and chief financial officer of Caremark, Inc., a home infusion therapy company later acquired by Baxter International. He was also a co-founder and director of Pyxis Corporation, later acquired by Cardinal Health, Inc. Mr. Allen received a B.S. (cum laude) in Industrial Administration from Yale University and an M.B.A. from Stanford University Graduate School of Business where he served on the faculty as a Lecturer in Strategic Management for 13 years.
We believe Mr. Allen’s background in management of companies in the healthcare industry and his service on boards of directors of companies and other entities in the healthcare industry, as well as his long-term investing experience in the healthcare industry, brings to our board of directors critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance, all of which qualify him for service on our board of directors.

Lead Independent Director Chair, Nominating and Corporate Governance Committee Age: 77 Director since: 2007

Tandem Diabetes Care	10	2022 Proxy Statement

Proposal 1 >> Election of Directors

REBECCA B. ROBERTSON
Ms. Robertson has served on our board of directors since January 2019. Ms. Robertson is a founder and Managing Director at Versant Ventures where she has specialized in investing in the areas of medical devices and diagnostics since 1999. In addition, through Longridge Business Advisors, she has provided business advisory services and board services since April 2017. Prior to Versant, she served as Senior Vice President at Chiron Diagnostics, a division of Chiron Corporation, where she had responsibility for the critical care business unit in addition to leading the division’s business development efforts. Prior to joining Chiron, Ms. Robertson was a co-founder and Vice President at Egis, a consumer products company, and held senior management positions in operations and finance at Lifescan, a Johnson & Johnson Company. Ms. Robertson served as a general partner at Institutional Venture Partners (IVP), where she was an investor in the life sciences group, from July 1997 to October 1999. Ms. Robertson was also previously an entrepreneur in residence for IVP in the life sciences group. Ms. Robertson holds a B.S. in Chemical Engineering from Cornell University.
We believe Ms. Robertson’s extensive experience in management positions in the medical technology industry provides her with key skills in working with directors, understanding board process and functions and working with financial statements. We also believe she brings to our board of directors her long-term investing experience with numerous companies in the healthcare and medical device industries, all of which qualify her for service on our board of directors.

Director Chair, Compensation Committee Member, Audit Committee Age: 61 Director since: 2019

RAJWANT S. SODHI
Mr. Sodhi has served on our board of directors since January 2021. He has more than 25 years of experience in global informatics, software service technology and ecommerce business solutions, across the healthcare, financial, and telecom industries. Mr. Sodhi is currently a consultant and advisor to ResMed. Previously he served as the President of ResMed’s software as a service (SaaS) business from July 2017-August 2021 and President of Healthcare Informatics (HI) leading the development of ResMed’s HI solutions and ResMed itself to its current standing as a global digital health leader, with an expanding portfolio of device- and SaaS-based offerings. He joined ResMed in 2012 through the acquisition of Umbian Inc. of which he was co-founder and President. Before ResMed and Umbian, Mr. Sodhi worked in the financial services industry, designing, developing and managing SaaS solutions. He was Senior Vice President of Business Development and Chief Technology Officer for Skipjack Financial Services from 2005 to 2009, and co-founder and Chief Technology Officer of TransActive Ecommerce Solutions from 2000 to 2005. Mr. Sodhi holds an M.B.A. and a B.S. in Mathematics and Statistics from Dalhousie University in Halifax, Nova Scotia.
We believe Mr. Sodhi’s experience in global informatics, software service technology and e-commerce business solutions across the healthcare, financial, and telecom industries brings to our board of directors critical skills related to our ecosystem of data-driven products and services, all of which qualify him for service on our board of directors.

Director Member, Nominating and Corporate Governance Committee, and Privacy and Security Subcommittee Age: 48 Director since: 2021

Tandem Diabetes Care	11	2022 Proxy Statement

PROPOSAL 2
Phased Board Declassification
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the annual election of directors and the phased elimination of the classified board structure.

Summary
In accordance with applicable SEC rules, we are asking our stockholders to approve an amendment to the Certificate of Incorporation to provide for the annual election of directors and phased elimination of the classified board structure.
After careful consideration and upon the recommendation of our Nominating and Corporate Governance Committee, which is comprised entirely of independent directors, our Board has determined that it is advisable and in the best interests of our Company and its stockholders to amend the Certificate of Incorporation to phase in the declassification of our Board to allow our stockholders to vote on the election of directors generally on an annual basis, rather than on a staggered basis (the “Phased Board Declassification Amendment”).
Our Board carefully considered the advantages and disadvantages of the current classified structure. In reaching its determination to propose the declassification of our Board, it concluded that the benefits of a classified structure, including maintaining continuity of experience and encouraging a person seeking control of the Company to initiate arm’s length discussions with management and our Board, were outweighed by the following considerations:
•Our Board’s belief that providing our stockholders with the opportunity annually to register their views on the collective performance of our Board and on each director individually will further the Company’s goal of ensuring that its corporate governance policies conform to best practices and maximize accountability to our stockholders;
•Discussions with certain of our stockholders during our engagement efforts who expressed that they prefer the annual election of directors; and
•The growing sentiment among the investment community in favor of the annual election of directors.
The Company’s Certificate of Incorporation currently provides that our Board shall be divided into three classes of directors, Class I, Class II, and Class III, and each shall be elected to serve for a term of three years, which means that approximately one-third of the directors are elected each year.
If the Phased Board Declassification Amendment is approved by our stockholders, the Phased Board Declassification Amendment will be filed with the Delaware Secretary of State, and each director who stands for election or re-election at and after this Annual Meeting, following the completion of such director’s then-current three-year term will be elected for a one-year term, expiring at the next year’s annual stockholder meeting. As a result, assuming the Phased Board Declassification Amendment is approved, the Board structure will be completely declassified by the 2024 annual meeting of stockholders when the directors elected prior to this Annual Meeting have completed their final three-year term. Commencing with the 2024 annual meeting of stockholders, our directors will no longer be divided into classes. The Declassification Amendment would not change the current number of directors or our Board’s authority to change the number of directors and to fill any vacancies or newly created directorships.
Our Board has also approved an amendment to our Bylaws, subject to stockholder approval of the Declassification Amendment, to remove the requirement set forth in Article III, Section 3 of the Bylaws that our Board shall be constituted as a Classified Board.

Tandem Diabetes Care	12	2022 Proxy Statement

Proposal 2 >> Rolling Board Declassification Amendment to Certificate of Incorporation
If the proposal to amend our Charter is not approved by our stockholders, then our Board will remain classified and our Class III directors will stand for re-election for a three-year term at the Annual Meeting, our Class I directors will stand for re-election for a three-year term at the 2023 annual meeting of stockholders and our Class II directors will stand for re-election for a three-year term at the 2024 annual meeting of stockholders.
The general description of the Phased Board Declassification Amendment set forth above is qualified in its entirety by reference to the text of the amendment, which is attached as Appendix A to these proxy materials.
Proposal
In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote FOR the approval of the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve the proposal for a phased declassification of the classified board structure over a rolling, three-year period whereby the directors of the Corporation shall, commencing with the 2022 Annual Meeting, be elected annually and hold office until the next annual meeting of stockholders; provided, however, that any director in office whose term expires at the 2023 or 2024 annual meeting of stockholders shall continue to hold office until the end of the current term for which such director was elected (the “Phased Board Declassification Provision”).
“FURTHER RESOLVED, that our stockholders approve, pursuant to the Phased Board Declassification Provision, commencing with the 2022 Annual Meeting, directors will be elected as follows: (i) directors elected at the 2022 Annual Meeting to succeed those whose term expires at such meeting (i.e., the Board’s Class III directors) shall hold office for a one-year term expiring at the 2023 annual meeting of stockholders; (ii) directors elected at the 2023 annual meeting of stockholders to succeed those whose term expires at such meeting (i.e., the Board’s Class I directors, and the Board’s former Class III directors) shall hold office for a one-year term expiring at the 2024 annual meeting of stockholders; and (iii) beginning with the 2024 annual meeting of stockholders, and for each Annual Meeting thereafter, all directors elected at an Annual Meeting to succeed those whose term expires at such meeting shall hold office for a one-year term expiring at the next Annual Meeting.”

Required Vote
The approval of the Phased Board Declassification Amendment requires the affirmative holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Company’s Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting.
If the Phased Board Declassification Amendment does not receive this level of stockholder approval, the Phased Board Declassification Amendment will not be implemented, the Company’s current classified board structure will remain in place, and the two director nominees to be elected as Class III Directors pursuant to Proposal 1, if so elected, will each serve for a three (3) year term that expires at the 2025 annual meeting of stockholders.
This proposal is considered a non-routine matter under applicable stock exchange rules. A bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Proposal 2 requires the affirmative vote of the holders of at least 66 2/3% of outstanding shares of Common Stock, broker non-votes and abstentions will have the same effect as a vote against the Phased Board Declassification Amendment.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Tandem Diabetes Care	13	2022 Proxy Statement

Proposal 3:
Say-on-Pay
To approve, on a non-binding, advisory basis, the compensation of our named executive officers.

Background
In accordance with applicable SEC rules, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (“NEOs”) as described in this Proxy Statement, or a “say-on-pay” proposal. We believe it reflects a sound corporate governance practice to seek the views of our stockholders on our executive compensation program.
Summary
The primary objective of our executive compensation program is to compensate our executive officers in a manner that will attract, retain and motivate talented executives with the skills needed to manage a demanding and high-growth business in a rapidly evolving, competitive and highly-regulated industry, while creating long-term value for our stockholders. When designing our 2021 executive compensation program, our Compensation Committee considered a number of factors, including stockholder feedback, peer group and market survey data, our business objectives, the 2021 budget that was approved by our board of directors, the intense competition for executive talent within the medical device and technology industries, and the importance of retaining and motivating our employees during a period of substantial financial uncertainty.
For 2021, we sought to advance our strong pay-for-performance philosophy and align the interests of our executives with those of our stockholders through the adoption of our 2021 performance-based short-term cash incentive program and the grant of equity-based awards, which we balanced with guaranteed elements of compensation such as base salary and standard employee benefits. Our short-term cash incentive program was designed to reward executives for achieving pre-established financial performance objectives, product development milestones, and customer-related objectives that the compensation committee believed were critical to both our short-term success and the creation of long-term stockholder value. We also sought to align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in our value through the grant of performance and restricted stock units and stock options.
In 2021, we delivered exceptional financial and operational results, and achieved product development progress, while operating under the challenging conditions of the COVID-19 pandemic. Our strong financial performance and the achievement of many critical strategic, commercial and operational objectives drove a significant increase in stockholder value. We believe the compensation paid to our NEOs in 2021 reflects our strong pay-for-performance philosophy, and strikes the appropriate balance between retaining and motivating our executives, and limiting compensation-related risk.
For additional information about our executive compensation program, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis” and the related compensation tables, notes and narrative discussion.

Tandem Diabetes Care	14	2022 Proxy Statement

Proposal 3 >> Say-on-Pay
Proposal
In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote FOR the approval of the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, including the related compensation tables, notes and narrative discussion, in the Proxy Statement for our 2022 Annual Meeting of Stockholders.”
Effect of Proposal
The resolution above reflects a non-binding, advisory proposal. The approval or disapproval of this proposal by stockholders will not require our board of directors or our compensation committee to take any action regarding our executive compensation practices. The final determination of the compensation of our executive officers will continue to be made by our board of directors and our compensation committee. Our board of directors, however, values the opinions of our stockholders as expressed through their votes, as well as through other communications with us. Accordingly, although the resolution is non-binding, our board of directors and our compensation committee will carefully consider the outcome of this advisory vote, as well as stockholder feedback received from other communications, when making future executive compensation decisions.
Required Vote
The approval, on a non-binding, advisory basis, of the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. This proposal is considered a non-routine matter under applicable stock exchange rules. As a result, a bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Broker non-votes will have no effect on the outcome of this proposal. Abstentions will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted “For” this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Tandem Diabetes Care	15	2022 Proxy Statement

Proposal 4 >> Appointment of Independent Registered Public Accounting Firm
Proposal 4:
Appointment of Independent Registered Public Accounting Firm
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Summary
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Although not required by applicable law or stock exchange listing standards, or our Certificate of Incorporation, as a matter of good corporate governance, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young LLP has been auditing our financial statements since 2008.
We expect representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders. Additionally, the representatives of Ernst & Young LLP will have an opportunity to make a statement if they so desire.
If our stockholders do not vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders best interests.
Required Vote
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. This proposal is considered a routine matter under applicable stock exchange rules. As a result, a bank, broker or other nominee may generally vote without instructions on this matter, so we do not expect any broker non-votes in connection with this proposal. Abstentions on this proposal will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted “For” this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Tandem Diabetes Care	16	2022 Proxy Statement

Proposal 4 >> Appointment of Independent Registered Public Accounting Firm
Principal Accounting Fees and Services
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2021 and December 31, 2020, and fees billed for other services rendered by Ernst & Young LLP during those periods.

Type of Fee	2021	2020

Audit Fees(1)	$1,075,473	$976,036
Audit-Related Fees(2)	—	216,379
Tax Fees(3)	15,450	63,536
All Other Fees(4)	—	500,000
Total	$1,090,923	$1,755,951
1)Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP, including out-of-pocket expenses. The amounts presented relate to the audit of our annual financial statements, assessment of our internal control over financial reporting, review of our quarterly financial statements and our registration statements, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
2)Audit-Related Fees consist of fees for professional services performed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and are not reported as Audit Fees, including out-of-pocket expenses.
3)Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to an Internal Revenue Code Section 382 study and general tax advice and planning.
4)All Other Fees consist of fees for permitted services other than those that meet the criteria above, and include certain advisory services performed by Ernst & Young, LLP related to the Company’s issuance of $287.5 million aggregate principal amount of 1.5% convertible senior notes in 2020.
Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.
Audit Committee Pre-Approval Policies and Procedures
Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. Our audit committee will consider whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to our audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All services performed have been pre-approved since the pre-approval policy was adopted.

Tandem Diabetes Care	17	2022 Proxy Statement

Stock Ownership
Stock Ownership
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual or group within 60 days of February 28, 2022, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables below.
Principal Stockholders
The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of February 28, 2022, for each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.
Information about each person, or group of affiliated persons, that is the beneficial owner of more than 5% of the outstanding shares of Common Stock is generally based on information filed with the SEC by such stockholders. Except as indicated in footnotes to this table, we believe the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock reported to be beneficially owned by them.

Principal Stockholders
Name	Number of Shares Beneficially Owned	Warrants Exercisable by April 29, 2022	Options Exercisable by April 29, 2022	Percentage Beneficially Owned(5)

Blackrock, Inc(1)	6,478,638	—	—	10.1%
The Vanguard Group(2)	6,160,147	—	—	9.6%
FMR LLC(3)	5,712,224	—	—	8.9%
Capital World Investors(4)	3,543,503	—	—	5.5%
1)This information is based solely on Amendment No. 3 to Schedule 13G filed on January 10, 2022. Blackrock, Inc. has sole voting power and sole dispositive power with respect to all 6,478,638 shares. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
2)This information is based solely on Amendment No. 4 to Schedule 13G filed on February 10, 2022. Of the 6,160,147 shares beneficially owned, The Vanguard Group has shared voting power with respect to 36,801 shares, sole dispositive power with respect to 6,067,006 shares and shared dispositive power with respect to 93,141. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
3)This information is based solely on Amendment No. 2 to Schedule 13G filed on February 9, 2022. Of the 5,712,224 shares beneficially owned, FMR LLC has sole voting power with respect to 855,664 shares and sole dispositive power with respect to 5,712,224 shares. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
4)This information is based solely on Amendment No. 1 to Schedule 13G filed on February 11, 2022. Of the 3,543,503 shares beneficially owned, Capital World Investors has sole voting power with respect to 3,525,323 shares and sole dispositive power with respect to 3,543,503 shares. The address for Capital World Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
5)Percentage of beneficial ownership is based on 63,893,183 shares of Common Stock outstanding as of February 28, 2022.

Tandem Diabetes Care	18	2022 Proxy Statement

Stock Ownership
Directors and Executive Officers
The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of February 28, 2022, for by our directors, the executive officers identified as our NEOs in the "Compensation Discussion and Analysis" section, and the persons who were our executive officers and directors as of December 31, 2021 as a group, except as noted in the footnotes below. The address for each director and NEO listed is: c/o Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121.

Directors and Executive Officers
Name	Number of Shares Beneficially Owned	Warrants Exercisable by April 29, 2022	Options Exercisable by April 29, 2022	Percentage Beneficially Owned(7)

John F. Sheridan	7,558	—	267,753	*
Leigh A. Vosseller(1)	6,763	—	134,554	*
David B. Berger(2)	4,959	—	197,088	*
Elizabeth A. Gasser	650	—	4,334	*
Brian B. Hansen	6,807	—	25,318	*
Susan M. Morrison	8,606	—	164,736	*
Dick P. Allen(3)	28,892	—	13,400	*
Kim D. Blickenstaff(4)	204,282	13,562	169,123	*
Peyton R. Howell	948	—	—	*
Kathleen McGroddy-Goetz, Ph.D.	1,219	—	—	*
Rebecca B. Robertson	—	—	34,947	*
Douglas A. Roeder(5)	5,658	—	42,532	*
Rajwant S. Sodhi	1,069	—	—	*
Christopher J. Twomey(6)	14,447	373	45,020	*
All directors and executive officers as a group (17 individuals)	296,028	13,935	1,122,172	2.2%
* Represents less than 1% of the outstanding shares of our Common Stock.
1)Includes 145 shares held by the Leigh A. Vosseller Trust, dated January 17, 2010.
2)Includes 242 shares held by the Berger Family Trust dated April 16, 2008.
3)Consists of (i) 21,892 shares held by the Allen Family Trust dated October 12, 1981, (ii) 5,000 shares held by Allen Cornerstone Ventures, L.P., (iii) 1,000 shares held by the Gammon Children’s 2000 Trust FBO Hannah Lee Gammon, and (iv) 1,000 shares held by the Gammon Children’s 2000 Trust FBO Jake Allen Gammon. Mr. Allen is trustee of the Allen Family Trust dated October 12, 1981. Mr. Allen is Managing Partner of Allen Cornerstone Ventures, L.P. and Mr. Allen disclaims beneficial ownership of the shares held by Allen Cornerstone Ventures, L.P., except to the extent of his proportionate pecuniary interest therein. Mr. Allen is co-trustee of the Gammon Children’s 2000 Trust FBO Hannah Lee Gammon and has shared voting and investment power over the shares held by the Gammon Children’s 2000 Trust FBO Hannah Lee Gammon, and disclaims beneficial ownership of such shares. Mr. Allen is co-trustee of the Gammon Children’s 2000 Trust FBO Jake Allen Gammon and has shared voting and investment power over the shares held by the Gammon Children’s 2000 Trust FBO Jake Allen Gammon, and disclaims beneficial ownership of such shares.
4)Includes 204,282 shares and warrants to purchase up to 13,562 shares held by the Kim Blickenstaff Revocable Trust dated April 15, 2010.
5)Consists of (i) 3,766 shares held directly by The Roeder Family Trust dated 5/29/08, of which the Reporting Person is trustee, and (ii) 1,892 shares held by Delphi Management Partners VIII, L.L.C., (DMP) of which Mr. Roeder is a managing member. As a managing member of DMP, Mr. Roeder shares voting and investment power over the securities held by DMP, and may be deemed to have indirect beneficial ownership of such shares. Mr. Roeder disclaims beneficial ownership of such securities, except to the extent of his proportionate pecuniary interest therein. Mr. Roeder has notified us of his decision not to stand for re-election at the Annual Meeting.
6)Includes (i) 5,032 shares and warrants to purchase up to 238 shares held by the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002 and (ii) 7,523 shares and warrants to purchase up to 135 shares held by Twomey Family Investments, LLC. Mr. Twomey is co-trustee of the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002 and has shared voting and investment power over the shares held by the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002. Mr. Twomey is Co-Manager of Twomey Family Investments, LLC and Mr. Twomey disclaims beneficial ownership of the shares held by Twomey Family Investments, LLC, except to the extent of his proportionate pecuniary interest therein.
7)Percentage of beneficial ownership is based on 63,893,183 shares of Common Stock outstanding as of February 28, 2022.

Tandem Diabetes Care	19	2022 Proxy Statement

Corporate Governance
Corporate Governance
Board Role in Risk Oversight
Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our business, operations, strategic direction and regulatory environment, as well as legal, financial, compliance, liability, information technology, human capital management, compensation, cybersecurity, environmental, social, governance, and reputational risks. Currently, we are continuing to assess and respond to the substantial operational and commercial risks relating to the rapid growth of our business operations while also navigating the impacts of the COVID-19 pandemic. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management.
In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The role of our board of directors in overseeing the management of our risks is realized primarily through committees of our board of directors, as discussed in greater detail in the descriptions of the roles and responsibilities of each of the committees below. Our full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of particular risks, the chair of the relevant committee typically reports to the full board of directors during the next board meeting. For example, our nominating and corporate governance committee receives updates and its chair makes reports to the full board of directors relating to environmental, social, and governance risks, and to assessments by third-party experts concerning our cybersecurity, information security, and data privacy risks, as well as the mitigation of those risks. Specifically, with respect to data privacy and cybersecurity, our board of directors approved the formation of the privacy and security subcommittee of the nominating & corporate governance committee to assist in oversight of risk management and compliance functions related to cybersecurity and data privacy inherent in our business and operations.
Director Nomination Process
One of the objectives of our nominating and corporate governance committee is to assemble a well-rounded board of directors that consists of directors with backgrounds that are complementary to one another, reflecting a variety of experiences, skills and expertise appropriate for a company of our scale and maturity, such as:

Financial	Strategic Planning	Senior Leadership	Diversity	Public Board	Digital Technology

Market Access	Diabetes Industry	Privacy and Cybersecurity	Consumer Insights	International Perspective
In considering whether to recommend any candidate for inclusion in the slate of recommended nominees for our board of directors, including candidates recommended by our stockholders, the nominating and corporate governance committee applies the following selection criteria, which are consistent with those set forth in its charter:
•Each director should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity;

Tandem Diabetes Care	20	2022 Proxy Statement

Corporate Governance
•The board of directors should be well-rounded, consisting of directors with backgrounds that are complementary to one another, reflecting a variety and diversity of professional experiences, skills, education, expertise, socio-economic backgrounds, and personal characteristics (including, but not limited to, diversity of gender, ethnicity, race, sexual orientation and age);
•Each director should be free of any conflicts of interest which would violate applicable laws, rules, regulations or listing standards, conflict with any of our corporate governance policies or procedures, or interfere with the proper performance of his or her responsibilities;
•Each director should possess experience, skills and attributes which enhance his or her ability to perform duties on our behalf. In assessing these qualities, the nominating and corporate governance committee will consider the factors listed in the graphic above and other factors such as (i) sales, marketing, manufacturing, corporate governance, (ii) experience in diabetes care, the medical device industry, business model expansion or the healthcare industry generally, (iii) the oversight or performance of clinical research studies, and (iv) experience in global commercial operations of highly regulated industries, as well as other factors that would be expected to contribute to the overall effectiveness of our board of directors;
•Each director should have the willingness and ability to devote the necessary time and effort to perform the duties and responsibilities of board membership; and
•Each director should demonstrate his or her understanding that his or her primary responsibility is to our stockholders, and that his or her primary goal is to serve the best interests of those stockholders, and not his or her personal interests or the interests of a particular group or stockholder.
STOCKHOLDER NOMINEES
Our nominating and corporate governance committee currently has a policy of evaluating director nominees recommended by stockholders in the same manner as it evaluates other director nominees. Under our Bylaws, stockholders wishing to propose a director nominee should send the required information to Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121, Attention: Corporate Secretary.
Board Diversity
In recommending director nominees for appointment to our board of directors, our nominating and corporate governance committee values and actively considers diversity attributes and characteristics, including but not limited to self-identified characteristics such as gender, ethnicity, race, sexual orientation, and age. In particular, in recent years, our board of directors has specifically reviewed and considered the input from our stockholders who have expressed an interest in greater gender and ethnic diversity on our board of directors. Our independent and highly-qualified nominating and corporate governance committee exercises its judgement in recommending candidates with the most appropriate mix of characteristics, experiences, skills and expertise. As of December 31, 2021, our board of directors consisted of three female members and one member who identifies with an underrepresented ethnic community.

Board Diversity Matrix (as of December 31, 2021)
	Blickenstaff	Sheridan	Allen	Howell	McGroddy-Goetz	Robertson	Roeder*	Sodhi	Twomey
Demographics
Age	69	66	77	54	58	61	51	48	62
Male	■	■	■				■	■	■
Female				■	■	■
South Asian								■
White	■	■	■	■	■	■	■		■
LGBTQ+
Tenure and Independence
Independence			■	■	■	■	■	■	■
Years of Service	14	2	14	1	1	2	12	1	8
Average Director Tenure: 6 Years
*Mr. Roeder has notified us of his decision not to stand for re-election at the Annual Meeting.

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Corporate Governance
Director Independence, Agreements and Relationships
DIRECTOR INDEPENDENCE
Our board of directors has affirmatively determined that each of Mr. Allen, Ms. Howell, Dr. McGroddy-Goetz, Ms. Robertson, Mr. Roeder, Mr. Sodhi, and Mr. Twomey meet the definition of “independent director” under applicable SEC and Nasdaq rules. Mr. Blickenstaff and Mr. Sheridan do not meet the definition of “independent director” because Mr. Blickenstaff was our employee until March 2020, and Mr. Sheridan is our current employee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Ms. Howell, Ms. Robertson, and Mr. Roeder each served on our compensation committee during the fiscal year ended December 31, 2021. Each of these members was determined to be an independent director under applicable SEC and Nasdaq rules. None of the members of our compensation committee is or has ever been an officer or employee of the Company or any of its subsidiaries. None of the members of our compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, nor is any such relationship currently contemplated. None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of our board of directors and any member of the compensation committee (or other committee performing equivalent functions) of any other company.
We have entered into an indemnification agreement with each of our directors, including each of the current members of our compensation committee.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Except as set forth below, there are no family relationships between any director, director nominee or executive officer. In addition, there were no transactions or series of similar transactions since January 1, 2021, and there are no currently proposed transactions, to which we were or are a party that are required to be reported in accordance with applicable SEC rules in which:
•the amount involved exceeds $120,000; and
•any of our directors, director nominees, executive officers, any holder of more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.
Mr. Sheridan, our President and Chief Executive Officer and a member of our board of directors, and Ms. Vosseller, our Executive Vice President, Chief Financial Officer and Treasurer, are involved in a personal relationship and share a primary residence. Ms. Vosseller reports directly to Mr. Sheridan. Our board of directors is informed of the relationship and, due to the direct reporting arrangement, we have taken appropriate actions to ensure compliance with Company policies and procedures. Mr. Sheridan and Ms. Vosseller have not been and will not be involved in setting compensation or benefits for one another, which will continue to be determined by our compensation committee. In addition, in consideration of the circumstances, following Mr. Sheridan’s promotion to President and Chief Executive Officer in 2019, our audit committee implemented certain additional internal controls and procedures.
Mr. Twomey, a member of our board of directors, is the brother-in-law of one of our employees who is a manufacturing engineer whom we have employed since August 2019. Mr. Twomey does not serve on our compensation committee and is not involved in decision-making regarding his brother-in-law’s compensation. For 2021, the aggregate amount of this employee’s annual compensation was approximately $178,000, which includes the employee’s base salary and cash incentive bonus paid in 2021 as well as the value of stock-based compensation granted in 2021. The compensation structure and aggregate compensation amount paid to this employee is commensurate with our other employees with similar titles, skills and levels of experience.

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Corporate Governance
PROCEDURES FOR APPROVAL OF RELATED-PARTY TRANSACTIONS
Our board of directors has adopted a Related-Party Transaction Policy to assist us in identifying, reviewing and approving or rejecting related party transactions. Under the policy, our Compliance Officer (as defined in the policy) is charged with the primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a current or proposed transaction. To assist the Compliance Officer in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Compliance Officer determines that the related person would have a direct or indirect material interest in the transaction, the Compliance Officer must present the transaction to the audit committee for review or, if impracticable under the circumstances, to the Chair of the audit committee. The audit committee must then either approve or reject the transaction in accordance with the terms of the policy.
LEGAL PROCEEDINGS WITH DIRECTORS
There are no legal proceedings related to any of the directors or director nominees which require disclosure pursuant to applicable SEC rules.
Board Committees
Our board of directors has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance (N&CG) committee. In November 2021, the board of directors approved the formation of a sub-committee of the N&CG committee focused on cybersecurity and data privacy oversight. In addition, from time to time, special committees and subcommittees may be established under the direction of our board of directors when necessary to address specific issues. For instance, as needed we have established a pricing committee to determine the offering price and other terms of various financings we have pursued.
Each of the three standing committees has a written charter that has been approved by our board of directors. A copy of each charter is available at https://investor.tandemdiabetes.com/corporate-governance/esg. However, the information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement and references in this Proxy Statement to our website are to inactive textual references only.
As of December 31, 2021, the members of each standing committee were as follows:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Privacy and Security Subcommittee

Kim D. Blickenstaff
John F. Sheridan
Dick P. Allen*	■		Chair
Peyton R. Howell		■
Kathleen McGroddy-Goetz, Ph.D.			■	■
Rebecca B. Robertson	■	Chair
Douglas A. Roeder		■
Rajwant S. Sodhi			■	■
Christopher J. Twomey*	Chair
Number of Meetings	4	5	6	1
*Audit Committee Financial Expert

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Corporate Governance
AUDIT COMMITTEE
During 2021, our audit committee met four times (including telephonic meetings) and took no action by written consent. Each member of the audit committee has been determined to be an “independent director” under applicable SEC and Nasdaq rules. Our board of directors has affirmatively determined that Mr. Twomey and Mr. Allen are designated as “audit committee financial experts.”
Our audit committee’s roles and responsibilities include, among others:
•appointing, terminating, compensating and overseeing the work of any independent auditor engaged to prepare or issue an audit report or to provide other audit, review or attest services;
•reviewing all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;
•reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;
•reviewing and discussing any alleged fraud involving management or any employee with a significant role in our internal controls over financial reporting that are disclosed to the audit committee;
•investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;
•determining the compensation of the independent auditors, and of other advisors hired by the audit committee;
•reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;
•monitoring and evaluating the independent auditor’s qualifications, performance and independence on an ongoing basis;
•monitoring periodic reviews of the internal audit function;
•reviewing and assessing, on an annual basis, the adequacy of the audit committee’s formal written charter;
•reviewing related party transactions for potential conflict of interest situations on an ongoing basis, and approving or rejecting such transactions; and
•overseeing such other matters that are specifically delegated to the audit committee by our board of directors from time to time.
COMPENSATION COMMITTEE
During 2021, our compensation committee met five times (including telephonic meetings) and took action by written consent ten times. Each member of the compensation committee has been determined to be an “independent director” under applicable SEC and Nasdaq rules.
Our compensation committee’s roles and responsibilities include, among others:
•developing, reviewing, and approving our overall compensation programs, and regularly reporting to the board of directors regarding the adoption of such programs;

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Corporate Governance
•developing, reviewing and recommending to the board of directors or approving our cash and stock incentive plans, including approving individual grants or awards thereunder, and regularly reporting to the board of directors regarding the terms of such plans and individual grants or awards;
•reviewing and approving individual and Company performance goals that may be relevant to the compensation of executive officers and other key employees;
•reviewing, recommending to the board of directors or approving the terms of any employment agreement, severance or change in control arrangements, or other compensatory arrangement with any executive officers or other key employees;
•reviewing and, to the extent deemed necessary or appropriate by the compensation committee, discussing with management the tables and narrative discussion regarding executive officer and director compensation to be included in the annual proxy statement;
•reviewing and assessing, on an annual basis, the adequacy of the compensation committee’s formal written charter;
•delegate authority to the Chief Executive Officer or the Chief Financial Officer to grant equity incentive plan awards to our non-executive employees consistent with the parameters approved in advance by the compensation committee; and
•overseeing such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
During 2021, our nominating and corporate governance committee met six times (including telephonic meetings) and took action by written consent one time. Each member of the nominating and corporate governance committee has been determined to be an “independent director” under applicable SEC and Nasdaq rules.
Our nominating and corporate governance committee’s roles and responsibilities include, among others:
•identifying and screening candidates for our board of directors, and recommending nominees for election as directors;
•reviewing and assessing, on an annual basis, the performance of our board of directors and any committee thereof;
•review and discuss with management commercial insurance arrangements, exclusive of employee benefit arrangements;
•reviewing and assessing risk and risk management guidelines with respect to day-to-day operations, including and among other matters, privacy, cybersecurity and information security risk oversight;
•reviewing environmental, social and governance risks and practices;
•reviewing the structure of our board of directors’ committees and recommending to our board of directors for its approval directors to serve as members of each committee, including each committee’s respective chair, if applicable;
•reviewing and assessing, on an annual basis, the adequacy of the nominating and corporate governance committee’s formal written charter; and
•generally advising our board of directors on corporate governance and related matters.

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Corporate Governance
PRIVACY AND SECURITY SUBCOMMITTEE
In November 2021, our board of directors approved the formation of a privacy and security subcommittee, a nominating and corporate governance subcommittee focused on data privacy oversight and cybersecurity. Our privacy and security subcommittee met once in 2021. Both members of our privacy and security committee have work experience in the subject matter.
Our privacy and security subcommittee assists the nominating and corporate governance committee in its oversight of risk management and compliance functions related to cybersecurity and data privacy inherent in our business and operations, including, but not limited to, review, discussion and approval (as appropriate) of the following:
•strategic and program goals, as well as our risk profile and risk tolerance;
•the effectiveness of our overall risk management;
•procedures for identifying, measuring and reporting on cybersecurity and data privacy risks, including monitoring and analysis of the threat environment, vulnerability assessments, and third-party risks;
•significant policies, programs, plans, controls, safeguards and insurance coverage, and proposed changes to any of the foregoing, concerning risk management;
•internal controls and procedures to prevent, detect and respond to cyberattacks and other information security incidents that threaten the availability, integrity or confidentiality of our information systems and resources, or that threaten the security of confidential or proprietary information, including personal information of our employees or users of our products and software systems;
•crisis preparedness, incident response plans and disaster recovery capabilities;
•internal programs to comply with applicable legislation and regulations, and related administrative and operational compliance functions;
•significant findings identified by senior management, regulatory agencies or our advisors, concerning risk management or compliance activities and management responses to, and/or remediation of (including timing and compensating controls), such findings;
•the capabilities and qualifications of our cybersecurity and data privacy risk professionals; and
•the appropriateness of the resources allocated to cybersecurity and data privacy risk management.

Board Meetings
During 2021, our board of directors met five times (including telephonic meetings) and took action by written consent five times. Each director attended 100% of the meetings held by our board of directors and at least 80% of the committee meetings on which he or she served while he or she was a director during the year.
Although we do not have a formal policy regarding attendance by members of our board of directors at each annual meeting of stockholders, we encourage all of our directors to attend in person, or virtually, depending on the meeting format.
Board Leadership Structure
Mr. Blickenstaff currently serves as Chair of our board of directors following his transition from the Executive Chair role in March 2020. Prior to serving as Executive Chair, Mr. Blickenstaff served as our President and Chief Executive Officer from September 2007 until March 2019, when Mr. Sheridan was appointed as his successor.

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Corporate Governance
While serving as Executive Chair, Mr. Blickenstaff was an employee of the Company, participating in external and corporate strategy and investor relations efforts, as well as providing guidance to our Chief Executive Officer during his transition period.
The Chair position is intended to be separate and distinct from the position of Chief Executive Officer. We believe separating these positions allows our Chief Executive Officer to focus on the day-to-day management of our business, while allowing our Chair to focus his primary attention on matters involving strategy, corporate governance and board oversight.
Mr. Allen, who previously served as Chair of our board of directors, currently serves as our Lead Independent Director. We created the position of Lead Independent Director in March 2019 primarily because we recognize that Mr. Blickenstaff, the Chair of our board of directors, and Mr. Sheridan, our President and Chief Executive Officer, do not qualify as independent directors due to their recent or current employment relationships with us. Our Lead Independent Director provides independent oversight of management and our board of directors, and leads executive sessions of our board of directors when only non-employees are present.
We expect to continue to assess the most appropriate board leadership structure for the Company on a regular basis and may make changes to the structure based upon the evolving needs of our business, governance best practices, and other factors deemed relevant by our board of directors.
EXECUTIVE SESSIONS
In accordance with applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.
Stockholder Engagement
We have consistently demonstrated our commitment to open and interactive dialogue with our stockholders. Our relationship with our stockholders, as the owners of our Company, is an important part of our success, and we seek to engage meaningfully with our stockholders to ensure their views are shared with our board of directors and management team, and actively considered in discussions of our strategy, operational performance, financial results, corporate governance, compensation programs, and related matters.
While our board of directors has a fiduciary duty to our stockholders and represents their interests, our management team is primarily responsible for investor relations. Our management team believes that active stockholder engagement drives increased corporate accountability, improves decision making, and ultimately creates long-term value for our stockholders.
In recent years, we have taken measures to evolve our executive compensation and governance practices as the Company matures. In alignment with these efforts, we have increasingly engaged in proactive stockholder outreach to solicit feedback on our practices, and to incorporate the feedback into our decision-making processes. For example, in the fourth quarter of 2021 and first quarter of 2022, we initiated a formalized outreach effort to more than 25 of our largest stockholders, representing approximately 65% of our outstanding shares, to receive their feedback on our business practices, with a particular focus on executive compensation and environmental, social and governance matters.

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Corporate Governance
Recent Changes in Response to Stockholder Feedback

Corporate Governance	Executive Compensation

•Reduced annual equity burn rate and achieved stockholder commitment goal of three-year average burn rate not to exceed 3.7% as of June 2021	•Added a performance-based component to our long-term incentive equity plan and decreased the use of stock options

•Adopted stock ownership guidelines for directors and executive officers, which were amended in January 2022 to no longer include vested stock options in the value calculation	•Introduced a 200% cap feature on all components of our short-term incentive plan

•Implemented majority voting standard for uncontested director elections	•Reduced complexity of our short-term incentive plan

•Recommending the annual election of directors and the phased elimination of the classified board structure	•Re-analyzed peer group company and benchmark practices for our executive officers at the 60th percentile
For additional information about executive compensation related changes, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders seeking to communicate with our board of directors as a whole may send such communication to: Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121, Attention: Corporate Secretary. Stockholders seeking to communicate with an individual director, in his or her capacity as a member of our board of directors, may send such communication to the same address, to the attention of such individual director. We will generally forward any such stockholder communication to each director to whom such stockholder communication is addressed to the address specified by each such director, unless we determine that the communication is unduly hostile, threatening, illegal or otherwise unsuitable for receipt by the director. Additional information about our stockholder communication policy can be found at https://investor.tandemdiabetes.com/corporate-governance/esg.
Commitment to Environmental, Social and Governance Priorities
We are a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. We strive to accomplish this mission while providing a safe and inclusive work environment and fostering diversity among our board of directors, executives and employees. Our positively different approach to insulin therapy management is reflected in our interactions with customers and healthcare providers, product development initiatives, and commitment to continuous improvement throughout our business. Our governance policies and practices help us appropriately manage risk and live out our corporate values in an ethical, responsible, and sustainable way. Our focus on continuous improvement is prevalent throughout our business, which is evidenced in our efforts to expand and improve our environmental, social, and governance, or ESG, initiatives.

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Corporate Governance

ENVIRONMENTAL	SOCIAL	GOVERNANCE

•New lease agreement signed for LEED certified facility
•Electronic waste reduction efforts:
–Product innovation (e.g. 13 million+ disposable batteries saved from landfills since 2012)
–More than 130,000 remote pumps updated since August 2017
–Refurbishment program for the use of key components
•Reduced material packaging
•Metrics in place to monitor electricity consumption, electricity cost and weight of waste
•Focused effort on understanding the environmental impact of our business with initiatives in place to support this effort

•Mission driven to improve the lives of people living with diabetes
•Board gender and ethnic diversity – expanded in 2020 and 2021
•Focus on workforce diversity, equity and inclusion; 2021 first full year having dedicated DEI council
•Concentrated efforts to maintain strong, health company culture; 90% of employees participated in first employee engagement survey in 2021
•Corporate charitable giving contributions; match program initiated in 2021
•Robust learning and development program for both emerging and established leaders
•Employee health and wellness programs

•7 out of 9 independent board members
•Separate Chair, CEO and lead independent director positions
•Proposal 2 of this Proxy recommends a vote “for” the annual election of directors and the phased elimination of the classified Board Structure
•Independent compensation evaluation
•Stock ownership guidelines - updated in January 2022
•Insider trading policy
•Compensation clawback policy
•Majority voting standard for uncontested director elections – new in 2021
•Recommending the phased elimination of the classified board structure to stockholders
•Detailed ethics and compliance policies
•Confidential and anonymous whistleblower hotline

As of December 31, 2021, we had approximately 2,000 regular full-time employees who work in the United States or Canada. We are committed to treating everyone equally without regard to personal characteristics including, but not limited to, race, color, national origin, ancestry, religion, sex, pregnancy status, sexual orientation, gender identity or expression, marital status, age, physical or mental disability, medical condition, genetic information or characteristics, or veteran status. We believe that a culture of inclusion, equity and diversity enables us to create, develop and fully leverage the strengths of our workforce to exceed customer expectations and meet our growth objectives. We also believe that fostering a culture of diversity, equity and inclusion (DEI) begins with our management team, and we regard diversity in our workforce as essential to serving our customers and communities, and executing on our long-term strategies. Women hold half of our top six executive management positions, and one-third of our positions at the Vice President level or higher. In addition, more than half of our employees are female, and approximately half of our employees are from an underrepresented ethnic community. We believe that bringing together different perspectives and experiences is fundamental to innovation and to continuing to raise the bar in the field of diabetes technology.

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Corporate Governance
Fostering and maintaining a strong, healthy culture is a key strategic focus for our Company. In 2021, we conducted our first employee engagement survey through Gallup, a leading global consulting firm on employee engagement. More than 90% of our employees participated, and the results demonstrated that our overall engagement levels exceed Gallup’s averages worldwide, in the United States, and in life sciences. The results also reflected that we are a mission-driven company with employees’ response on our strength of purpose far exceeding Gallup’s measurement for world class. To support the advancement of our employees, we offer training and development programs encouraging advancement from within and continue to fill our team with strong and experienced management talent. We leverage both formal and informal programs to identify, foster, and retain top talent at both the corporate and operating level.
For additional information on our policies and programs regarding environmental impact and sustainability, community outreach and impact, human capital management, our Company culture, diversity, equity and inclusion, organizational development, total rewards, and employee health and safety, please see our Annual Report under the captions “Environmental Impact and Sustainability,” “Community Outreach and Impact,” and “Human Capital.” Please also visit our website at https://investor.tandemdiabetes.com/corporate-governance/esg. Our Annual Report and website, however, are not part of this proxy solicitation material.
CODES OF ETHICS AND CONDUCT
We have adopted a code of ethics that applies to our President and Chief Executive Officer, our Chief Financial Officer, and other senior financial officers performing similar functions, which is designed to meet the requirements of the applicable SEC rules. We have also adopted a code of ethics that applies to all of our employees, officers and directors, which is designed to meet the requirements of applicable Nasdaq rules. Each of these documents is available at https://investor.tandemdiabetes.com/corporate-governance/esg. We expect that any amendment to either code of ethics, or any waivers of their respective requirements that are applicable to executive officers or directors, will be disclosed on our website or in our future filings with the SEC.

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Compensation Discussion and Analysis
Compensation
Discussion and Analysis
This Compensation Discussion and Analysis addresses the compensation philosophy, objectives, policies and arrangements that apply to our NEOs and other senior management personnel. The purpose of this section is to provide stockholders with a thorough understanding of our 2021 executive compensation program, as well as certain compensation changes made or planned for 2022. This narrative discussion is intended to be read together with the Summary Compensation Table, and the related tables, footnotes and disclosures set forth below. References throughout this Compensation Discussion and Analysis section and in the accompanying compensation tables to the “Committee” refer to our Compensation Committee.
Executive Summary

NAMED EXECUTIVE OFFICERS In accordance with SEC rules, our NEOs as of December 31, 2021 were:	John F. Sheridan President and Chief Executive Officer, and member of our board of directors	Leigh A. Vosseller Executive Vice President, Chief Financial Officer and Treasurer	David B. Berger Executive Vice President and Chief Operating Officer*

	Elizabeth A. Gasser Executive Vice President and Chief Strategy Officer	Brian B. Hansen Executive Vice President and Chief Commercial Officer	Susan M. Morrison Executive Vice President and Chief Administrative Officer
*In 2021, Mr. Berger served as Executive Vice President and Chief Business Operations and Compliance Officer and has served in his current role since February 2022.

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Compensation Discussion and Analysis
2021 BUSINESS HIGHLIGHTS
Since launching our t:slim insulin pump in 2012, we have transformed our Company from a domestic venture-backed insulin pump start-up to a self-sustaining, global diabetes technology company. As a result, we have meaningfully contributed to the expansion of the United States insulin pump market, which has grown by more than 55% to 750,000 people, of which Tandem customers represent more than 30%. Outside the United States, we have nearly 90,000 customers using a t:slim X2 pump in more than 20 different countries after only three full years of commercial sales.
2021 was a record-setting year for us, contributing to these important achievements. We saw customer adoption of our t:slim X2 insulin pump increase worldwide. This demand was the result of a number of favorable trends, including adoption of pump therapy by people previously using multiple daily injections, a higher number of people converting from competitive insulin delivery platforms, growing pump renewal traction within our own customer population, and significantly increased sales in international markets. As a result, we delivered exceptional results in 2021, which drove a significant increase in stockholder value.
Our achievements in 2021 demonstrated the strength of our organization as we continued to operate under the constraints imposed by the COVID-19 global pandemic. As an essential business, our talented leadership team remained focused on identifying creative solutions to keep our employees, customers and business partners safe, ensuring their well-being while also ensuring that we continued to serve the diabetes community that relies on us without business interruption. With the exception of our operations and quality personnel focused on our product manufacturing and logistics, we operated under a primarily remote infrastructure. During 2021, approximately half of our domestic field and clinical activities, including Tandem-provided trainings, were conducted remotely by leveraging communication technology and our novel data management applications. Even faced with these prolonged challenges, we achieved meaningful growth and progress toward many strategic, commercial and operational initiatives.
The information below highlights some of the important progress made in our business during 2021:

Commercial Execution and Financial Growth	Operating Effectiveness and Financial Management	Product Pipeline Advancements

•Achieved $703 million in worldwide sales, demonstrating year-over-year growth of 41%	•Achieved 14% Adjusted EBITDA* and the milestone of first full-year positive operating margin	•Progressed our FDA filing for a feature that allows t:slim X2 customers to bolus using our t:connect Mobile App, which resulted in 510(k) clearance in February 2022

•Surpassed the milestone of having approximately 330,000 customers in our worldwide installed base	•Ended the year with cash and short-term investments of $624 million	•Completed the launch of the t:slim X2 with Control-IQ technology in nearly every market outside the United States

•Expanded U.S. sales and clinical team from approximately 95 territories to 110 territories at year-end 2021 to drive 2022 growth	•Reinvested positive cash flow into R&D spending and strategic investments to drive long-term product pipeline	•Unveiled our five-year product strategy, demonstrating a portfolio approach to meet the different segments of the diabetes market based on user needs and preferences
*EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further excludes non-cash stock-based compensation expense and the change in fair value of certain common stock warrants.
Impact on Stockholder Value Creation
We made tremendous progress during 2021, including improvements in our financial results and the achievement of critical strategic and operational objectives, which resulted in significant increases in the value of our market capitalization, as well as the per share price of our Common Stock.

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Compensation Discussion and Analysis
The following charts illustrate some of our key metrics and financial results, as well as the significant increase in stockholder value achieved during the past four years:

2021 COMPENSATION OVERVIEW
We entered 2021 expecting our business to achieve:
•Substantial increases in product shipments and revenue, both in the United States and outside the United States;
•Improvement in our operating and gross margins;
•Positive cash flow from operations; and
•Various goals relating to our customer satisfaction and the U.S. Food and Drug Administration clearance of a new product.
When designing our 2021 executive compensation program, the Committee considered a number of factors, including the business objectives set forth below, the 2021 budget approved by our board of directors, and the intense competition for executive talent within the medical device and technology industries, both generally and within the geographic regions in which we operate. In addition, the Committee considered the continued importance of retaining and motivating our employees during a global pandemic and during a critical time of expansion of our business.
In making compensation decisions for 2021, the Committee focused on several key factors of our executive compensation program, as follows:
•Stockholder feedback in response to our engagement outreach;
•An updated peer group analysis performed by a new independent compensation consultant;
•Reviewing total NEO compensation compared to the 60th percentile of the updated peer group;
•Allocating a meaningful proportion of the total cash compensation opportunity to our annual short-term incentive plan, under which executives are only eligible to receive cash bonuses upon the achievement of certain predetermined financial and operational performance goals; and
•Allocating a meaningful proportion of the total compensation opportunity to longer-term incentive equity awards aligning with the interests of our stockholders.

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Compensation Discussion and Analysis
Each of these are explained in more detail on the following pages.
KEY COMPENSATION GOVERNANCE ATTRIBUTES
We have incorporated a number of compensation governance best practices over time, which are discussed in the table below:

What We Do		What We Don’t Do

☑	Pay-for-performance philosophy	✗	No employment agreements
☑	Independent compensation consultant	✗	No excise tax gross up provisions
☑	Compensation committee comprised solely of independent directors	✗	No guaranteed bonuses or equity awards
☑	Comprehensive peer group analysis that is updated annually	✗	No employee stock plan evergreen provisions
☑	“Double trigger” change-in-control benefits	✗	No hedging or pledging of our securities
☑	Multiple financial and strategic measures used to determine cash incentive payouts to encourage strong performance across the business	✗	No repricing of options or issuance of discounted equity awards
☑	Stock ownership guidelines applicable to executive officers and directors
☑	Clawback policy applicable to cash bonus and equity incentive compensation
☑	Significant amount of incentive compensation as a proportion of total compensation

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Compensation Discussion and Analysis
Executive Officers
The executive officers on our management team, and their respective ages and positions with us as of December 31, 2021, are as follows:

Name	Age	Position

John F. Sheridan	66	President, Chief Executive Officer
David B. Berger*	52	Executive Vice President and Chief Operating Officer
Rick A. Carpenter	58	Chief Technical Officer
Elizabeth A. Gasser	46	Executive Vice President and Chief Strategy Officer
Brian B. Hansen	54	Executive Vice President and Chief Commercial Officer
Shannon M. Hansen**	56	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
James A. Leal	58	Senior Vice President, Operations
Susan M. Morrison	42	Executive Vice President and Chief Administrative Officer
Leigh A. Vosseller	49	Executive Vice President, Chief Financial Officer and Treasurer
*In 2021, Mr. Berger served as Executive Vice President and Chief Business Operations and Compliance Officer and has served in his current role since February 2022.
**Ms. Hansen joined the executive management team in January 2022.

Below is information with respect to the business experience of each of our officers who comprise our executive management team. A biography for Mr. Sheridan can be found under the section entitled “Proposal 1: Election of Directors” above under the caption “Nominees for Director.”
David B. Berger has served as our Executive Vice President and Chief Operating Officer since February 2022 and is responsible for the Company’s manufacturing, supply chain, quality, regulatory and clinical functions. He previously served as our Chief Business Operations and Compliance Officer since November 2020, as our Executive Vice President, Chief Legal and Compliance Officer since April 2019, and as General Counsel since August 2013. From January 2008 until August 2013, Mr. Berger was employed at Senomyx, Inc., a taste science company, where he most recently served as Senior Vice President and General Counsel. From April 2003 until October 2007, Mr. Berger was responsible for all commercial aspects of legal affairs at Biosite Incorporated, Biosite, a provider of medical diagnostic products, most recently serving as Vice President, Legal Affairs. Previously, Mr. Berger was an attorney at Cooley Godward LLP and Amylin Pharmaceuticals, Inc. Mr. Berger holds a B.A. in Economics from the University of California, Berkeley and a J.D. from Stanford Law School.
Rick A. Carpenter has served as our Chief Technical Officer since November 2021. Prior to joining our company, Mr. Carpenter served from February 2020 as the Senior Vice President of Engineering at Inseego Corporation, where he led the worldwide engineering team and was responsible for device hardware and software, cloud software, quality assurance, regulatory and product certification and technical account management. From April 2017 to January 2020, he was the General Manager of the IoMT Business and the Senior Director of Engineering at Capsule Technologies, a company that integrates medical devices and wearables into a secure medical grade system that collects data and provides it to healthcare professionals for patient monitoring. Prior to that, from May 2009 until March 2017, Mr. Carpenter served as the Senior Vice President of Engineering at Smith Micro Software. Earlier in his career, he held various engineering development and leadership roles at Nextwave Wireless, Sierra Wireless, General Dynamics, Motorola and Denso. Mr. Carpenter received a B.S. in Computer Science from The University of Texas Permian Basin, and completed coursework for a MS in Computer Science from The University of Texas at Arlington.

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Compensation Discussion and Analysis
Elizabeth A. Gasser has served as our Executive Vice President and Chief Strategy Officer since June 2021 and is responsible for the Company’s strategy, corporate development, product management and competitive intelligence functions. She previously served as our Executive Vice President, Strategy and Corporate Development since January 2020. Prior to joining our Company, Ms. Gasser served from June 2017 as an independent adviser providing strategic and corporate development solutions to boards and executive teams. From January 2016 to June 2017 she was Vice President of Corporate Strategy at QUALCOMM Technologies, Inc. (QTI), a subsidiary of QUALCOMM Incorporated (Nasdaq: QCOM), a global leader in the development and commercialization of technologies and products used in mobile devices and other wireless products. Prior to that, from November 2012 to January 2016 she was Vice President of Strategic Development at QTI, after serving in other strategic related roles of increasing responsibility beginning in 2006. Ms. Gasser holds a B.A. and an M.A. in Economics from the University of Cambridge.
Brian B. Hansen has served as our Executive Vice President and Chief Commercial Officer since February 2016. Prior to joining our company, Mr. Hansen served from September 2014 as Chief Commercial Officer of Adaptive Biotechnologies Corp. From May 2013 to September 2014, Mr. Hansen served as Head of Commercial, Sales and Marketing, of Genoptix, a Novartis Company. From December 2005 to February 2013, he served in various roles of increasing responsibility at Gen-Probe, Inc., a medical diagnostics company, most recently serving as Senior Vice President, Global Sales and Services from January 2012 to February 2013. Mr. Hansen received a B.S. in Business Administration from the University of Missouri-Columbia, and an M.B.A. from the School of Business at San Diego State University.
Shannon M. Hansen has served as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since January 2022 and is responsible for the Company's legal, compliance and privacy functions. Before joining our Company, Ms. Hansen served as General Counsel, Corporate Secretary and Chief Privacy Officer at Alto Pharmacy from April 2020 to September 2021, where she oversaw the development of the legal, privacy and compliance functions. Before her role at Alto Pharmacy, she held various leadership roles at Abbott, including Division Vice President & Associate General Counsel, Patents from June 2017 to February 2020, Division Vice President and Associate General Counsel for the Diabetes, Vascular and Structural Heart divisions from June 2015 to June 2017, Head of Legal for the Diabetes Division from January 2013 to June 2015, and Division Counsel, Patents from May 2009 to December 2012. In August 2021, Ms. Hansen began serving as an Independent External Audit and Supervisory Board Member for PHC Holdings Corporation. Earlier in her career, she served as a partner at Kirkland & Ellis LLP, a global law firm, and worked in the Solicitor’s Office at the United States Patent and Trademark Office. Ms. Hansen holds a B.S. in Chemical Engineering from Carnegie Mellon University, and a J.D. from Stanford Law School.
James A. Leal, Ph.D. has served as our Senior Vice President, Operations since August 2017. Dr. Leal joined Tandem in October 2010 as Vice President, Operations. Previously, Dr. Leal was the Vice President of Manufacturing and Field Support for Volcano Corporation and held Director roles with CardioNet, Inc. and Digirad Corporation. Earlier in his career, he held Senior Engineering roles with FlipChip Technologies and Hughes Aircraft Company. He has won several awards including a Hughes Aircraft Doctoral and Masters Fellowship and was a recognized nominee for Most Promising Hispanic Engineer of the Year Award. Dr. Leal is a University of Arizona graduate with a B.S. in Metallurgical Engineering, and both an M.S. and a Ph.D. in Materials Science and Engineering.

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Compensation Discussion and Analysis
Susan M. Morrison has served as our Chief Administrative Officer since September 2013 and as an Executive Vice President since December 2017, and is responsible for the Company’s investor relations, corporate communications, program management, human resources and facilities functions. From April 2013 until September 2013, she served as our Vice President, Human Resources, Corporate and Investor Relations. Ms. Morrison served as our Director, Corporate and Investor Relations, from January 2009 to March 2013, and was our Director, Corporate Services from November 2007 to December 2008. Prior to joining our company, Ms. Morrison held various positions in Corporate and Investor Relations at Biosite from August 2003 through November 2007. Ms. Morrison holds a B.A. in Public Relations from Western Michigan University.
Leigh A. Vosseller has served as our Executive Vice President, Chief Financial Officer, and Treasurer since June 2018, and served as Senior Vice President, Chief Financial Officer and Treasurer from January 2018 to May 2018. Ms. Vosseller is our principal financial and accounting officer. She joined us as Vice President of Finance in 2013 and was promoted to Senior Vice President of Finance in August 2017. Prior to that time, she served as Vice President and Chief Financial Officer at Genoptix, beginning in 2011, after initially joining Genoptix in 2008. Prior to that she held a senior finance position at Biosite where she played a key role in developing the financial and administrative infrastructure for international expansion. Ms. Vosseller is a certified public accountant (inactive) and holds a B.S. in Accounting from Missouri State University.
Compensation Philosophy and Objectives
The primary objective of our executive compensation program is to attract and retain talented executives with the skills needed to manage and staff a demanding and high-growth business in a rapidly evolving, competitive and highly regulated industry, while motivating them to create long-term value for our stockholders. There is significant competition for talented executives, especially in the medical device and technology industries both generally and in the geographic regions in which we operate. When establishing our executive compensation program, the Committee is guided by the following four principles:
•Attract, retain and motivate executives with the background and experience required for our future growth and success;
•Provide a total compensation package that is competitive with other companies in the medical device and technology industry that are similar to us in size and stage of growth;
•Align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in our value through the grant of equity-based awards; and
•Apply a pay-for-performance philosophy by tying a meaningful portion of potential total short- and long-term compensation to the achievement of predetermined objectives that are important to our growth and success, which can increase or decrease to reflect achievement with respect to the objectives.
ROLES AND RESPONSIBILITIES
A well-designed, implemented, and communicated executive compensation program is important to the growth and success of our business. As such, the Committee, together with input from its independent compensation consultant and management, where appropriate, works throughout the year to monitor the effectiveness of the program design. To ensure the process is robust and effective, each group typically has a specific role in the process.

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Compensation Discussion and Analysis
Compensation Committee
The Committee is comprised solely of directors who qualify as “independent directors” under Nasdaq rules and also meet the heightened independence requirements under SEC rules. The Committee is primarily responsible for developing, reviewing and approving our executive compensation program, including the compensation arrangements that apply to our NEOs, and regularly reporting to our board of directors regarding the adoption of such programs. In particular, the Committee is responsible for overseeing our short-term cash and long-term equity incentive plans, including approving individual grants or awards thereunder (subject to the delegation of limited discretion to certain executive officers to approve individual grants or awards to employees below the executive level). The Committee is also responsible for approving performance goals and objectives that are relevant to the compensation of our executive officers and other key employees.
The Committee evaluates the total compensation of our NEOs and other executives relative to available compensation information from companies in our industry that are similar to us based on a number of factors, including size and stage of growth. The Committee’s historical practice has been to benchmark our total executive compensation to just above market at the 60th percentile compared to relevant survey data, in order to compete in the market for talented executives. However, this is only the starting point for the Committee’s determination of compensation, and it retains the discretion to adjust executive compensation based on a number of factors, including changes to our peer group, changing pay practices in our industry, executive retention concerns, individual executive performance, and overall Company performance.
The Committee has not established any formal policies or guidelines for allocating between long-term and currently-paid compensation, or between cash and equity compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives in light of our compensation objectives, the Committee relies on its judgment and experience, as well as significant feedback from its independent compensation consultant, rather than adopting a formulaic approach to compensation decisions.
Management
Historically, our President and Chief Executive Officer, our Executive Vice President and Chief Administrative Officer, and our Senior Vice President, Human Resources and Organizational Development, have provided input and recommendations to the Committee on the compensation of executive officers and other senior management personnel. In addition, representatives from our finance and legal functions have provided information or recommendations to the Committee regarding incentive program design. The Committee reviews this input and information and considers these recommendations. However, all decisions affecting executive officer compensation are made by the Committee, in its sole discretion.
Independent Compensation Consultants
The Committee has sole authority to engage and retain independent compensation consultants and to directly oversee their work and compensation.
In August 2020, the Committee engaged WTW (formerly known as Willis Towers Watson) as its new independent compensation consultant, to provide advisory services. These services included advising the Committee on the selection of an appropriate peer group of other publicly traded healthcare companies, collecting and analyzing compensation data from those companies, and performing an independent review of our compensation practices for our executive officers, as well as our non-employee directors, as compared to the peer group. The Committee selected WTW based on its experience providing expert, strategic and research-driven executive compensation advice to help companies balance talent and governance risks while driving business performance. In addition, the Committee assessed whether work performed or advice rendered by WTW would raise any conflicts of interest based on the factors above and determined that there are no conflicts of interest with respect to this advisor.
KEY CONSIDERATIONS
In designing our 2021 executive compensation program, stockholder feedback and WTW analysis and advisory services were top key considerations for the Committee.

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Compensation Discussion and Analysis
Stockholder Advisory Vote on Executive Compensation
In designing our 2021 executive compensation program, the Committee solicited and considered feedback from our stockholders on our 2020 executive compensation programs. At our 2020 annual meeting of stockholders, less than half of our stockholders approved, on a non-binding, advisory basis, the compensation of our NEOs (i.e., our “say-on-pay” proposal). Subsequent to the meeting, in August 2020, the Committee continued to progress our executive compensation governance practices through the adoption of both a Clawback Policy and Stock Ownership Guidelines that are applicable to our executive officers and directors. In the fourth quarter of 2020 we initiated a formal outreach effort to more than 25 of our largest stockholders, representing approximately 65% of the outstanding shares of our Common Stock, to solicit their concerns and seek to understand their feedback on our executive compensation, environmental, social and governance practices.
The primary concerns expressed by stockholders regarding our 2020 executive compensation program are described below along with the actions we took in response to such feedback:

Stockholder Concerns on 2020 Executive Compensation	2021 Action Taken to Address Feedback & Evolve Practices

•Complexity of our short-term incentive (STI) cash bonus plan
•We reduced the number of STI plan components from four to three, while maintaining 80% weighting on the financial component of the plan. We added a pre-determined outperformance threshold for each component, which replaced a historical tiered “kicker” modifier that applied to the full bonus opportunity in scenarios of outperformance.

•No outperformance cap on STI plan components	•We implemented an outperformance cap of 200% for all components of our STI plan.
•No performance-related component in our long-term incentive (LTI) equity plan
•We introduced a performance stock unit (“PSU”) component representing 25% of our LTI plan. The objectives correlate with our year-end 2024 goals for installed base growth and gross margin improvement. The Committee plans to continue executing its strategy to evolve the Company’s compensation practices toward an LTI plan with at least 50% PSUs.

•Preference for continued reduction of stock option component of LTI plan
•We continue to reduce the weighting of the stock option component in our LTI plan. In 2019, stock options made up 100% of our LTI plan. This was reduced to 60% weighting in 2020, 50% weighting in 2021, and 33% weighting in 2022. We anticipate further reducing the use of stock options as a component of our LTI plan in future years.

Our stockholder engagements after implementing these changes confirmed support for the key executive compensation and governance changes, which were among the leading concerns expressed at the time of the 2020 annual meeting of stockholders. This support was reflected at our 2021 annual meeting of stockholders, when 87.5% of our stockholders approved our “say-on-pay” proposal.
The Committee will continue to solicit and consider stockholder feedback when making future compensation decisions for our NEOs.
Our board of directors has adopted a policy providing for annual “say-on-pay” votes, which was approved by our stockholders in 2019. Our board of directors believes that allowing our stockholders to vote on our executive compensation practices on an annual basis aligns with market best practices and provides our stockholders with an important opportunity to provide meaningful feedback to us.
A vote on the frequency of future “say-on-pay” votes (commonly known as a “say-on-frequency” vote) is required every six years. Accordingly, we currently expect to hold the next “say-on-frequency” vote at our 2025 annual meeting of stockholders.
Additional Compensation Plan Considerations
In addition to stockholder feedback and compensation consultant analysis and input, the Committee also takes into account various factors, including:
•Overall compensation strategy, philosophy and objectives;

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Compensation Discussion and Analysis
•Criticality of individual roles and positions;
•Historical and current compensation levels;
•Employee tenure;
•Relative compensation levels across the executive team;
•Existing levels of equity ownership;
•Prior equity grants, including associated vesting schedules, inherent economic value and perceived retentive value; and
•Individual factors specific to each NEO, including, but not limited to, experience, performance, leadership and expertise.
In addition, the Committee reviews market factors including peer group and market survey data, as discussed below.
MARKET FACTORS
Peer Group
WTW was engaged by the Committee to develop a set of peer group companies for use as a point of comparison in benchmarking 2021 compensation for executive officers and non-employee directors. Data compiled from this peer group was used as a baseline reference by the Committee to assist it in establishing and assessing target total compensation levels, as well as target compensation levels for individual components of compensation, for our executive officers.
WTW’s primary scoping factor for our 2021 peer group determination was revenue, with the 2021 peer group companies generally falling within a range of approximately 0.5x to 2.0x our projected 2021 revenue. As a secondary scoping factor, WTW considered market capitalization, with the 2021 peer group companies generally falling within a range of approximately 0.25x to 4.0x our market capitalization at the time the analysis was conducted. However, not every company in our 2021 peer group satisfied each criterion and the Committee applied its judgment and experience in making final determinations for the companies included in the peer group. For example, Dexcom exceeded our target criteria range, but the Committee determined that it should be included in our 2021 peer group because of its strong similarities to our business operations and geographic proximity to our headquarters.

Selection Criteria	2021 Criteria Range

Revenue	0.5x to 2.0x projected 2021 revenue
Market Capitalization	0.25 to 4.0x our market capitalization at the time the analysis was conducted
As of December 31, 2020 our market capitalization was approximately $6.0 billion. Our worldwide sales for 2020 were approximately $499 million, or an increase of 38% compared to 2019. This substantial year-over-year growth was considered in determining our 2021 peer group. Based on the factors discussed above, our 2021 peer group is comprised of the 18 companies listed below, 13 of which were part of our 2020 peer group:

Abiomed	Cryolife	ICU Medical	Nevro
AtriCure	Dexcom	Inogen	Quidel
BioTelemetry	Glaukos	Insulet	STAAR Surgical
Cardiovascular Systems	Globus Medical	iRhythm Technologies
CONMED	Haemonetics	Masimo

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Compensation Discussion and Analysis
We consider these companies to be our peers solely for executive and director compensation comparison purposes.
Compensation Survey Data
To supplement data regarding the peer group companies where sufficient information is not available or where the Committee requests further information, the Committee has also reviews from Aon Hewitt’s Radford suite of surveys. These surveys include compensation data from medical technology and life sciences companies. WTW has used data specific to our business in terms of industry, size and geographic location when providing this additional information to the Committee. In addition, for prospective new hire candidates, the Committee reviews information from these compensation surveys as a factor in the development of compensation offers.
Compensation Elements
The Committee, with assistance from our compensation consultant and management, has developed an executive compensation program consisting of several key components. Each element of compensation has a specific purpose and they work together to advance our overall pay-for-performance compensation philosophy and support our compensation objectives. We believe the compensation elements are generally consistent with those paid to or awarded by our peer group companies.
Based on the information provided by our compensation consultants, the executive compensation program for our NEOs generally consists of a:
•Base salary;
•Short-term cash incentive program;
•Long-term equity incentive program; and
•Other benefits.
BASE SALARIES
The purpose of this element is to provide a fixed compensation amount to each NEO in return for performance of core job responsibilities. We pay base salaries to attract and retain executives with the necessary experience to contribute to our future growth and success. The Committee establishes base salaries after reviewing peer group compensation data and considering a number of the other factors discussed above, including each executive officer’s title and responsibility level, tenure with us, individual performance and business experience. Salaries are reviewed and potentially adjusted annually, or more frequently if the Committee deems necessary or appropriate.
Our President and Chief Executive Officer, John Sheridan, was promoted to his role in February 2019 from the position of Executive Vice President and Chief Operating Officer. In the first quarter of 2021, his salary was adjusted to reflect his growth and increasing experience in the new position over the prior year, and was also based on the updated benchmark data for our revised peer group. The base salary for our other NEOs was generally shown to be in alignment with the new benchmark data at the 60th percentile. Accordingly, a merit increase of approximately 3% was provided to each of our other NEOs.

Name	2021 Base Salary(1)	2020 Base Salary	Percent Change

John F. Sheridan	$690,000	$600,000	15%
Leigh A. Vosseller	$424,360	$412,000	3%
David B. Berger	$424,360	$412,000	3%
Elizabeth A. Gasser	$424,360	$412,000	3%
Brian B. Hansen	$424,360	$412,000	3%
Susan M. Morrison	$424,360	$412,000	3%
1)The 2021 base salaries for each of our NEOs were effective as of February 21, 2021.

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Compensation Discussion and Analysis
SHORT-TERM CASH INCENTIVE PROGRAM
The purpose of this element is to reward executives for achieving pre-established financial and strategic goals that the Committee believes are critical to our short-term success and the creation of long-term stockholder value. Target short-term incentive opportunities are expressed as a percent of base salaries and reviewed as part of the Committee’s annual compensation analysis, which includes an assessment of each NEO’s title and level of responsibility, and perceived ability to impact overall Company results.
2021 SHORT-TERM CASH INCENTIVE PROGRAM TARGETS
In 2021, no changes were made to the short-term incentive bonus percentage targets for the NEOs compared to 2020. The 2021 base salary, target bonus percentage and target cash bonus amount for each NEO is set forth in the table below:

Name	2021 Base Salary	Target Bonus Percentage	Target Cash Bonus

John F. Sheridan	$690,000	100%	$690,000
Leigh A. Vosseller	$424,360	60%	$254,616
David B. Berger	$424,360	60%	$254,616
Elizabeth A. Gasser	$424,360	60%	$254,616
Brian B. Hansen	$424,360	60%	$254,616
Susan M. Morrison	$424,360	60%	$254,616
2021 SHORT-TERM CASH INCENTIVE PROGRAM SUMMARY AND RESULTS
The 2021 short-term cash incentive program is referred to as our 2021 Cash Bonus Plan. The 2021 Cash Bonus Plan was designed to reward plan participants for their individual contributions to our achievement of pre-established financial performance objectives, a significant product development milestone, and customer-related objective for 2021. Based on stockholder feedback, we limited the plan design to 3 components, and established minimum and outperformance thresholds for each component of the plan. In addition, payments for outperformance achievements were capped at 200% for each component of the plan, whereas they were historically uncapped. The metrics were selected by the Committee as representative measures of overall corporate performance for the fiscal year in February 2021 and were consistent with the 2021 budget approved by our board of directors at that time. These metrics were determined to be appropriately rigorous as an interim step toward meeting our longer-term growth and financial objectives.
2021 Cash Bonus Plan Components and Weighting

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Compensation Discussion and Analysis
The goals associated with each component of the 2021 Cash Bonus Plan were set at the beginning of the year, and the Company’s performance against these goals was reviewed with the Committee periodically throughout 2021. For the financial performance objectives, a minimum growth rate of 85% of the revenue target had to be achieved for 50% bonus to be earned. For achievement of 115% or greater of the revenue target, up to 200% of the bonus may be earned. For the portion of the cash bonuses that relates to product development, a regulatory clearance and commercial launch must be achieved within a required time period. In addition, there are predefined time periods serving as a minimum threshold for achieving 50% payout and outperformance threshold for achieving up to 200% payout under this component of the plan. For the portion of the cash bonuses that relates to customer satisfaction, an annual metric must be achieved with predefined metrics serving as a minimum threshold for achieving 50% payout and outperformance threshold for achieving up to 200% payout under this component of the plan.
The following table shows each of the components of the 2021 Cash Bonus Plan, their respective weightings, our level of achievement for each component as determined by the Committee, and the calculation of the payout for each component:

Component	Weighting	Metrics	Level of Achievement Compared to Target	Weighted % of Total Payout

Financial Performance Objective	80%	Actual revenue compared to pre-established target, representing 41% growth (following confirmation that Adjusted EBITDA threshold has been achieved)*	109%	129% (payout calculated on a straight-line basis from 100% to 200%, based on the level of target achievement between 100% and the 115% maximum)
Product Development Objective	10%	Regulatory clearance and commercial launch of the mobile bolus feature on the t:connect app	—%	—%
Customer Satisfaction	10%	Actual customer satisfaction key performance indicator scores compared to target	95%	5% (payout calculated based on achievement of minimum threshold)
Payout Percentage Under 2021 Cash Bonus Plan				133.9%
*EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further excludes non-cash stock-based compensation expense and the change in fair value of certain common stock warrants.
Based on these achievements, the Committee approved cash bonuses to our NEOs in February 2022 in the amounts set forth opposite their names in the table below:

Name	Total 2021 Cash Bonus (1)

John F. Sheridan	$905,370
Leigh A. Vosseller	$339,403
David B. Berger	$339,403
Elizabeth A. Gasser	$339,403
Brian B. Hansen	$339,403
Susan M. Morrison	$339,403
1)Bonus calculations are based on 2021 salaries paid.

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Compensation Discussion and Analysis
The performance-based cash bonuses paid to our NEOs pursuant to the 2021 Cash Bonus Plan were directly aligned with our strong financial performance, the achievement of critical strategic and operational objectives, the significant growth in stockholder value, and in recognition of strong performance while operating under challenging conditions due to the COVID-19 pandemic. Overall, the Committee believes the cash bonuses reflect our strong pay-for-performance philosophy.
LONG-TERM INCENTIVE (LTI) EQUITY COMPENSATION PROGRAM
The purpose of this component of our executive compensation program is to align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in the value of our Company through the grant of equity-based awards. The executives’ interests are aligned with those of our stockholders because, as the value of our Company increases over time, the value of the executives’ equity grants increases as well. The Committee also believes that granting equity awards that vest upon the achievement of long-term performance metrics, or over time, supports our pay-for-performance philosophy and promotes the retention of our executives.
Our board of directors and stockholders have approved our 2013 Plan, which allows for the issuance of equity awards to our officers, directors and employees in the form of stock options, restricted stock awards, stock appreciation rights (“SARs”), and restricted stock units (“RSUs”). Since 2019, the Committee has continued to evolve the long-term incentive equity programs for our NEOs to reflect incentives aligned with the Company’s maturation and in response to stockholder feedback. For example, in 2020, the Committee evolved our NEO equity compensation model from predetermined, fixed share-denominated option awards to predetermined, value-denominated equity awards. In 2021, we began including PSUs, in addition to RSUs and options. Although the Committee has not yet made awards to our NEOs during the current year, in 2022 we intend to further increase the weighting of the PSU component of our LTI plan and decrease the use of stock options as illustrated in the graphic below. The Committee also plans to continue executing its strategy to evolve the Company’s compensation practices toward an LTI plan with at least 50% PSUs, while attracting, motivating and retaining top executive talent who are dedicated to the future growth and success of our business.
Long-Term Incentive Equity Progression

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Compensation Discussion and Analysis
The Committee considered these allocations appropriate, as performance-orientation is reflected in PSUs (which only have value if the Company achieves certain pre-determined goals) and stock options (which only have value to the extent the Company’s stock price increases from the stock price on the grant date), while grants of RSUs allow the program to support retention throughout a full business cycle. When determining the type, number and value of equity awards to be granted to each executive, the Committee generally considers several factors, including WTW’s analysis based on data from our peer group companies, the title and level of responsibility of the executive, the executive’s tenure with us, and survey information regarding the level of equity ownership by executives with similar titles and levels of responsibility, and other compensation survey data. The Committee also takes into account our achievement of significant milestones during the period prior to the grant date, such as revenue growth achievement, completing financing transactions, or receiving regulatory clearance or approval to commercialize products.
2021 LTI Equity Compensation Program
In May 2021, in light of the various factors described above, and based on data provided by WTW, the Committee approved equity award values to each of our NEOs pursuant to our 2013 Plan as set forth in the table below:

Name	Aggregate Value of Performance Stock Units ($)	Aggregate Number of Performance Stock Units (#)	Aggregate Value of Restricted Stock Units ($)	Aggregate Number of Restricted Stock Units (#)	Aggregate Value of Option Awards ($)	Aggregate Number of Option Awards (#)

John F. Sheridan	$1,034,987	12,679	$1,034,987	12,679	$2,069,998	38,733
Leigh A. Vosseller	$212,156	2,599	$212,156	2,599	$424,335	7,940
David B. Berger	$212,156	2,599	$212,156	2,599	$424,335	7,940
Elizabeth A. Gasser	$212,156	2,599	$212,156	2,599	$424,335	7,940
Brian B. Hansen	$212,156	2,599	$212,156	2,599	$424,335	7,940
Susan M. Morrison	$212,156	2,599	$212,156	2,599	$424,335	7,940
Each of the PSUs has a grant date fair value of $81.63 per share and vests based on criteria that correlate with the year-end 2024 goals for our installed base growth and gross margin improvement. Each of the RSUs has a grant date fair value of $81.63 per share and vests over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the grant date, and the remaining 75% of the shares vesting in equal quarterly installments over the remaining 36 months, subject to continued employment and the terms of the 2013 Plan. Each of the stock options has an exercise price of $81.63 per share and vests over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the date of grant, and the remaining 75% of the shares vesting in equal monthly installments over the remaining 36 months, subject to continued employment and the terms of the 2013 Plan.

When establishing the plan design for the PSUs issued as part of the Company’s 2021 LTI equity program, the Committee identified that worldwide installed base growth and gross margin improvement as two key elements that drive long-term stockholder value, and in support of the Company’s priority to achieve continued, meaningful growth, while further increasing efficiencies and reducing cost. As a result, the PSU component of our 2021 LTI Plan is divided as follows, with the weighting shifted toward growth:

Target Metric	Weighting

Increase worldwide installed base to 500,000 by Dec. 31, 2024, from approximately 240,000 as of Dec. 31, 2020	60%
Improve annual gross margin to 60% by Dec. 31, 2024, from 52% as of Dec. 31, 2020	40%

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Compensation Discussion and Analysis
Performance determination for each of the target metrics under the 2021 LTI plan are as follows:

Worldwide Installed Base	Performance as a Percent to Target	Payout Factor*

Maximum	115%	200%
Target: 500,000 customers worldwide	100%	100%
Threshold	85%	50%
Below Threshold	Less than 85%	—%

Gross Margin	Performance as a Percent to Target	Payout Factor*

Maximum	62%	200%
Target	60%	100%
Threshold	58%	50%
Below Threshold	Less than 58%	—%
*The payout factor is prorated on a straight-line basis (i.e., by linear interpolation) for performance that falls between the performance targets set forth in the table above. In addition, the payout factor cannot exceed 200%
2022 COMPENSATION DECISIONS
The table below summarizes the 2022 compensation decisions that were made in the first quarter of 2022 for the 2021 NEOs. The Committee is continuing to evolve our LTI plan practices by increasing the use of PSUs while decreasing the use of options. These decisions will be more fully discussed in the proxy statement for our 2023 annual meeting.

Name	Annualized Base Salary	Target Bonus Percentage	Target Bonus(1)	LTI Equity Target as a % of 2022 Base Salary	Approximate Target Value of 2022 Equity Awards(2)

John F. Sheridan	$710,700	100%	$710,700	725%	$5,152,575
Leigh A. Vosseller	$437,091	60%	$262,255	250%	$1,092,728
David B. Berger	$437,091	60%	$262,255	250%	$1,092,728
Elizabeth A. Gasser	$437,091	60%	$262,255	250%	$1,092,728
Brian B. Hansen	$437,091	60%	$262,255	250%	$1,092,728
Susan M. Morrison	$437,091	60%	$262,255	250%	$1,092,728
1) 2022 STI cash bonus plan includes an opportunity to earn outperformance achievements up to 200% for each component of the plan, including financial performance objectives, a product development milestone and a customer-related objective.
2) 2022 LTI plan to be structured as 33% PSUs, 34% RSUs and 33% stock options. In order to earn any shares under the PSU component, pre-established threshold levels for a three-year target metric must be achieved with the actual award determination not to exceed 200% of the target award.

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Compensation Discussion and Analysis
BROAD-BASED BENEFIT PROGRAMS
All full-time employees may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance, our employee stock purchase plan and our 401(k) plan.
We have adopted a defined contribution 401(k) plan for the benefit of our employees. Employees are eligible to participate in the plan beginning on the first day of the calendar quarter following their date of hire. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation. In 2022, we began offering a 401(k) match to all participating employees, which is a feature we did not offer historically.
We also offer a standard benefits package that we believe is necessary to attract and retain key executives. Our NEOs are eligible to participate in our health and welfare benefit programs on terms consistent with those of our other employees, including employer-sponsored disability and life insurance.

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Compensation Discussion and Analysis
Compensation Governance
COMPENSATION RISK ASSESSMENT
We assess whether our compensation programs and strategy encourage undue or inappropriate risk taking by our executive officers and other employees. We believe that, although a portion of the compensation provided to our executive officers and other employees is subject to the achievement of specified Company performance criteria, our executive compensation program does not encourage excessive or unnecessary risk-taking. We do not believe our compensation programs are reasonably likely to have a material adverse effect on us.
STOCK INCENTIVE PLANS
As of December 31, 2021, the number of shares reserved for issuance, number of shares issued, number of shares underlying outstanding stock options, weighted-average exercise price of outstanding options, and number of shares remaining available for future issuance under our 2006 Plan and 2013 Plan are set forth in the table below.
As of December 31, 2021, the number of shares reserved for issuance, number of shares issued, and number of shares remaining available for future issuance under our 2013 Employee Stock Purchase Plan (“ESPP”), are also set forth in the table.
We do not have any stock incentive plans that have not been approved by our stockholders.

Name	Number of Shares Reserved for Issuance	Number of Shares Issued	Number of Shares Underlying Outstanding Awards	Weighted-Average Exercise Price of Outstanding Options (per share)	Number of Shares Remaining Available for Future Issuance

2006 Plan	268,560	199,884	25,654	$69.19	—
2013 Plan	11,725,694	4,942,568	5,401,586	$50.55	1,381,540
ESPP	2,264,725	1,048,374	—	$—	1,216,351
2006 Stock Incentive Plan
Our 2006 Plan was originally approved by our board of directors in September 2006, was subsequently approved by our stockholders in July 2007 and was most recently amended in April 2013. We had 25,654 shares of our Common Stock for issuance pursuant to awards that were outstanding under our 2006 Plan as of December 31, 2021.
2013 Stock Incentive Plan
Our board of directors and our stockholders have approved our 2013 Plan. Our 2013 Plan provides us flexibility with respect to our ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of our business depends, and to provide additional incentives to such persons to devote their effort and skill to the advancement of our Company, by providing them an opportunity to participate in the ownership of our Company and thereby have an interest in its success and increased value.
We had an aggregate of 1,381,540 shares of our Common Stock reserved for issuance under our 2013 Plan as of December 31, 2021. As of December 31, 2020 we had outstanding awards to issue 5,401,586 shares of our Common Stock under our 2013 Plan.
In 2019, our stockholders approved an increase in the number of shares of our Common Stock reserved for issuance under our 2013 Plan. This increase was important for us to remain competitive in our efforts to recruit, motivate and incentivize employees and non-employee directors during a critical stage of our growth. At the end of 2019, we employed approximately 1,000 people, which increased to approximately 1,500 people by the end of 2020, and 2,000 people by the end of 2021. We have been successful in recruiting a diverse group of new talented leaders, several of whom have joined us from larger and more mature global organizations, while also expanding the responsibilities of many tenured members of management.

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Compensation Discussion and Analysis
This expansion of our employee base was critical to the execution of our long-term strategic growth plans, but at the same time, we are committed to ensuring we exercise a disciplined approach to granting equity-based awards, and we are mindful of the dilutive impact of our equity incentive programs. As a reflection of this disciplined approach, and in response to stockholder feedback, in June 2019 we publicized our goal to reach an average prospective annual burn rate (calculated as the total number of equity-related awards granted in a given period divided by the weighted average number of common shares outstanding) under our 2013 Plan (or similar successor stock incentive plans) of no more than 3.7% for the three-year period of June 2019 through June 2021. We successfully met this goal by achieving 3.5% over the three-year period and have maintained our disciplined practice.
Reducing Our Annual Burn Rate
2013 Employee Stock Purchase Plan
Our board of directors and our stockholders have approved our ESPP. The purpose of our ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert efforts toward our growth and success. Our ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.
Our ESPP authorizes the issuance of shares of our Common Stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. We had an aggregate of 1,216,351 shares of our Common Stock reserved for issuance under our ESPP as of December 31, 2021.
PAY RATIO DISCLOSURE
In accordance with applicable SEC rules, we determined that the 2021 annual total compensation of the median compensated employee of all our employees who were employed as of November 1, 2021, other than our Chief Executive Officer at that time, Mr. Sheridan, was $75,196. Mr. Sheridan’s 2021 annual total compensation was $5,739,882. Among other items, total compensation includes base salary, cash incentive awards and equity-based compensation awards (valued based on the grant date fair value of awards granted during 2021), calculated as of December 31, 2021. As calculated in this manner, Mr. Sheridan’s 2021 annual total compensation was approximately 76 times that of the 2021 annual total compensation of our median compensated employee.
To identify the median compensated employee consistent with SEC rules, we used base salary for 2021 as a measure of annual total compensation. As of November 1, 2021, we had 1,965 employees who were employed and not on leaves of absence, consisting of 1,942 U.S. employees, and 23 employees located in Canada. As permitted by applicable SEC rules, we did not include any of our 23 Canadian employees, consisting of approximately 1% of our total employee population, pursuant to the de minimis exemption for foreign employees. Except for these foreign employees, we did not exclude from the calculation of the median employee any other employees pursuant to any other permitted exemptions. We did not apply any cost-of-living adjustments as part of the calculation.
We believe the pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules based on our internal payroll and employment records and the methodology described above.

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Compensation Discussion and Analysis
However, because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies (including other companies within our peer group) may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
HEDGING AND PLEDGING POLICY
Our insider trading policy prohibits our employees, including our NEOs, from engaging in transactions to “hedge” ownership of our Common Stock, including short sales or trading in any derivatives involving our Common Stock (or securities convertible or exchangeable for our Common Stock). We believe this policy is consistent with good corporate governance and with our pay-for-performance compensation model. Our policies also prohibit the pledging of our Common Stock. There are no outstanding pledged shares.
CLAWBACK POLICY
In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required, as a result of misconduct, to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received as a result of the material noncompliance.
In 2020, our board of directors adopted a clawback policy to create greater accountability for our executive officers and employees. This policy establishes the circumstances under which we will seek recoupment of cash or equity bonus or incentive compensation paid to or received by, and to recover profits realized from the sale of shares of our Common Stock by, executive officers and certain other employees in the event we are required to restate any of our publicly reported financial statements.
If our audit committee determines that fraud or intentional misconduct by an executive officer caused or substantially caused an accounting restatement, we will seek to recover from that executive officer the amount or value of any incentive compensation the executive officer received during the three years preceding the restatement that exceeds that amount or value of incentive compensation the executive officer would have received on the basis of the restated financial statements. We will also seek to recover from such executive officer any net profits the executive officer realized from sales of our Common Stock during the 12-month period preceding the publication of the restated financial statements. Similar recoupment provisions apply with respect to non-executive officer employees.
Our board of directors believes the adoption of our clawback policy is consistent with our executive compensation philosophy and objectives, and in furtherance of the board of directors’ intention to follow sound corporate governance practices.
STOCK OWNERSHIP GUIDELINES
In August 2020, our board of directors adopted stock ownership guidelines, which were then amended in February of 2022. These guidelines require all executive officers and directors to own a significant ownership interest in our Common Stock, subject to a phase-in period, in order to align their interests with those of our stockholders and in furtherance of the board of directors’ intention to follow sound corporate governance practices. The holding requirements are as follows:
•President and Chief Executive Officer - 3x base salary
•All executive vice presidents - 1x base salary
•Any other executive officers - 1x base salary
•Non-employee directors - 3x annual director cash retainer (excluding committee service retainer)

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Compensation Discussion and Analysis
The holding requirements are subject to a three-year phase-in period for executive officers and a five-year phase in period for directors. In addition to unvested stock options, unvested shares of restricted stock, and unvested performance stock units, which were previously not included for purposes of calculating the holding requirements, the amended guidelines also do not include vested, unexercised stock options. The Committee evaluates compliance with our stock ownership guidelines annually. Currently, all executive officers and directors are in compliance with the holding requirements or are within the applicable phase-in periods.
TAX AND ACCOUNTING CONSIDERATIONS
In making executive compensation decisions, the Committee considers the impact of the provisions of Section 162(m) of the Internal Revenue Code (the “Code”). This section generally limits the deductibility of compensation paid by a publicly held company to “covered employees” for a taxable year to $1.0 million, except for certain “performance-based compensation” payable pursuant to written contracts that were in effect on November 2, 2017 and that are not modified in any material respect on or after that date. “Covered employees” generally include our Chief Executive Officer, Chief Financial Officer and other highly compensated executive officers. Thus, our tax deduction with regard to compensation of these officers is limited to $1.0 million per taxable year with respect to each such officer. With respect to cash and equity awards that were in effect on November 2, 2017, and that are not modified in any material respect on or after that date, the Committee is mindful of the benefit to us and our stockholders of the full deductibility of compensation, it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. Instead, the Compensation Committee intends to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.
The Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance.
Although we review and consider the tax and accounting laws, rules, and regulations that may impact our executive compensation program, we believe it is not in the best interests of our stockholders to restrict the Committee’s discretion and flexibility in developing appropriate compensation programs and thus also consider the competitiveness of our program in our market and the importance to our stockholders of incentivizing and rewarding executives for reaching desired performance levels and other goals.
EMPLOYMENT AGREEMENTS
We have not entered into employment agreements with any of our current executive officers.
EMPLOYMENT SEVERANCE AGREEMENTS
Our board of directors has approved employment severance agreements with all of our senior management personnel, including each of our NEOs. Our board of directors believes it is important to provide our executive officers with severance benefits under limited circumstances to provide them with enhanced financial security and sufficient incentive and encouragement to remain employed by us in the event of a potential change-of-control transaction.
Under the terms of each of the severance agreements, if within three months before or 12 months following a change of control (as defined in the severance agreements), the executive officer’s employment is terminated as a result of (i) an involuntary termination or (ii) a resignation for good reason (each as defined in the severance agreements), then the executive will continue to receive salary at the salary amount in effect at the time of such termination (less applicable withholdings and deductions) for the applicable severance period beginning immediately following such termination, as well as the executive’s target bonus for the year in which the termination occurs. The executive will also vest in and have the right to exercise all outstanding options, restricted stock awards and stock appreciation rights (“SARs”) (in each case, as applicable) that were unvested as of the date of such termination. Additionally, all of our repurchase rights with respect to any vested and unvested restricted stock will lapse and any right to repurchase any of our Common Stock will terminate.

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Compensation Discussion and Analysis
If, within 12 months following a change of control, the executive officer’s employment is terminated as a result of voluntary resignation, termination for cause, disability or death, then the executive officer will not be entitled to receive severance change of control benefits except for those as may be established under our then-existing severance and benefit plans and practices or under other written agreements between us and such executive officer.
Under the terms of each of the severance agreements, upon the termination of the executive officer’s employment for any reason, we will pay the executive:
•Any unpaid base salary due for periods prior to the termination date;
•All of the executive’s accrued paid time off through the termination date; and
•All expenses reasonably and necessarily incurred and submitted on proper expense reports in connection with our business before the termination date.
The severance agreements are substantially identical for each of our current NEOs except that the severance period for Mr. Sheridan is 24 months and the severance period for each of the other NEOs is 18 months.
The benefits payable under the severance agreements may be immediately terminated in certain circumstances, including the unauthorized use by an executive officer of our material confidential information or any prohibited or unauthorized competitive activity undertaken by an executive officer.

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Compensation Discussion and Analysis
Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The following table provides a summary of the compensation of our NEOs for the fiscal years ended December 31, 2021, 2020, and 2019, as applicable:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

John F. Sheridan President and Chief Executive Officer	2021	$690,000	$—	$2,069,974	$2,069,998	$905,370	$4,540	$5,739,882
	2020	$600,000	$60,385	$1,079,971	$1,619,976	$422,692	$7,715	$3,790,739
	2019	$500,000	$—	$—	$9,319,134	$738,225	$3,578	$10,560,937
Leigh A. Vosseller Executive Vice President, Chief Financial Officer and Treasurer	2021	$424,360	$—	$424,312	$424,335	$339,403	$878	$1,613,288
	2020	$412,000	$25,532	$535,539	$803,352	$178,726	$911	$1,956,060
	2019	$400,000	$—	$—	$4,621,634	$368,110	$746	$5,390,490
David B. Berger Executive Vice President, Chief Operating Officer	2021	$424,360	$—	$424,312	$424,335	$339,403	$1,346	$1,613,756
	2020	$412,000	$25,532	$535,539	$803,352	$178,726	$1,397	$1,956,546
	2019	$400,000	$—	$—	$4,621,634	$368,110	$1,144	$5,390,888
Elizabeth A. Gasser Executive Vice President, Chief Strategy Officer(6)	2021	$424,360	$—	$424,312	$424,335	$339,403	$878	$1,613,288

Brian B. Hansen Executive Vice President, Chief Commercial Officer	2021	$424,360	$—	$424,312	$424,335	$339,403	$17,456	$1,629,866
	2020	$412,000	$25,532	$535,539	$803,352	$178,726	$1,937	$1,957,086
	2019	$400,000	$—	$—	$4,621,634	$368,110	$9,191	$5,398,935
Susan M. Morrison Executive Vice President, Chief Administrative Officer	2021	$424,360	$—	$424,312	$424,335	$339,403	$585	$1,612,995
	2020	$412,000	$25,532	$535,539	$803,352	$178,726	$608	$1,955,757
	2019	$400,000	$—	$—	$4,621,634	$368,110	$497	$5,390,241
1) Amounts listed reflect the amounts earned and paid under the 2020 Cash Bonus Plan as a discretionary 10% incremental goal achievement in recognition of the NEOs’ performance while operating under challenging conditions due to the COVID-19 pandemic.
2) Amounts listed include the value of granted restricted stock units as well as performance stock units not yet deemed earned
3) Amounts listed reflect the grant date fair value of certain options awarded to each of our NEOs calculated in accordance with FASB ASC Topic 718 (without regard to estimates of forfeitures related to service-based vesting). Information regarding assumptions made in valuing the stock option awards can be found in Note 8 of the “Notes to Financial Statements” included in Item 8 of our Annual Report. The amounts disclosed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our NEOs with respect to the options. For more information about equity awards granted in 2020, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2020 LTI Equity Compensation Program.”
4) Amounts listed reflect the amounts earned and paid under the Cash Bonus Plan for the respective years stated, based on our achievement related to certain pre-established financial performance objectives, product development milestones and customer-related objectives for 2021, 2020 and 2019. Our 2021 Cash Bonus Plan is described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2021 Short-Term Cash Incentive Program Summary and Results.”
5) During fiscal year 2021, Mr. Hansen participated in our incentive award trip for selected members of our executive and sales teams. The amount listed for Mr. Hansen include the incremental costs to us of meals, entertainment and other expenses of $8,482, as well as statutory tax with respect to the imputed income associated with the trip of $7,628. The remaining amounts for each of our NEOs reflect the value of premiums paid by us for group term life insurance for the benefit of our NEOs.
6) Because Ms. Gasser was not a NEO for 2020 and not an employee of the Company in 2019, her compensation for those years has been excluded.

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Compensation Discussion and Analysis
GRANTS OF PLAN-BASED AWARDS
The following table presents, for each of our NEOs, information concerning grants of plan-based awards made during the fiscal year ended December 31, 2021. This information supplements the information about these awards set forth in the Summary Compensation Table above.

Name	Grant Date	Estimated Possible Payouts Under 2021 Cash Bonus Plan(1)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	All Other Stock Awards: Number of RSUs Granted (#)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Minimum(2)	Target	Maximum

John F. Sheridan		$—	$690,000	$1,380,000
	5/18/2021				38,733			$81.63	$2,069,998
	5/18/2021					12,679	(4)		$1,034,987
	5/18/2021					12,679	(5)		$1,034,987
Leigh A. Vosseller		$—	$254,616	$509,232
	5/18/2021				7,940			$81.63	$424,335
	5/18/2021					2,599	(4)		$212,156
	5/18/2021					2,599	(5)		$212,156
David B. Berger		$—	$254,616	$509,232
	5/18/2021				7,940			$81.63	$424,335
	5/18/2021					2,599	(4)		$212,156
	5/18/2021					2,599	(5)		$212,156
Elizabeth A. Gasser		$—	$254,616	$509,232
	5/18/2021				7,940			$81.63	$424,335
	5/18/2021					2,599	(4)		$212,156
	5/18/2021					2,599	(5)		$212,156
Brian B. Hansen		$—	$254,616	$509,232
	5/18/2021				7,940			$81.63	$424,335
	5/18/2021					2,599	(4)		$212,156
	5/18/2021					2,599	(5)		$212,156
Susan M. Morrison		$—	$254,616	$509,232
	5/18/2021				7,940			$81.63	$424,335
	5/18/2021					2,599	(4)		$212,156
	5/18/2021					2,599	(5)		$212,156
1) Amounts listed reflect the target amount of payouts under the 2021 Cash Bonus Plan as of the grant date of such awards. The 2021 Cash Bonus Plan was designed to reward plan participants for their individual contributions to our achievement of pre-established financial performance objectives and significant product development milestones and customer-related objectives for 2021. The actual amounts paid to our NEOs pursuant to the plan are set forth in the Summary Compensation Table above. For more information about the terms of the 2021 Cash Bonus Plan, including the calculation of the actual amounts paid pursuant to the plan, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2020 Short-Term Cash Incentive Program Summary and Results.”
2) A minimum threshold must be achieved for any payout to be earned under the 2021 Cash Bonus Plan. The minimum threshold for the financial performance objective was 85% compared to the pre-established target.
3) Amounts listed reflect the grant of time-based stock option awards to our NEOs in 2021. Each of these options vest over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the date of grant, and the remaining 75% of the shares vesting in equal monthly installments over the remaining 36 months. For more information about equity awards granted in 2021, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2021 LTI Equity Compensation Program.”
3) Amounts listed reflect the RSU awards granted to our NEOs in 2021. Each of these RSUs vest over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the date of grant, and the remaining 75% of the shares vesting in equal quarterly installments over the remaining 36 months. For more information about equity awards granted in 2021, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2021 LTI Equity Compensation Program.”
4) Amounts listed reflect the PSU awards granted to our NEOs in 2021. For more information about equity awards granted in 2021, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2021 LTI Equity Compensation Program.”
5) Amounts listed reflect the grant date fair value of the stock and option awards granted to each of our NEOs in 2021, calculated in accordance with FASB ASC Topic 718 (without regard to estimates of forfeitures related to service-based vesting). Information regarding assumptions made in valuing the stock option awards can be found in Note 8 of the “Notes to Financial Statements” included in Item 8 of our Annual Report. The amounts disclosed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our NEOs with respect to the options.

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Compensation Discussion and Analysis
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following two tables summarize the outstanding RSU and stock option awards held by our NEOs as of December 31, 2021:

	Restricted Stock Units
Name	Grant Date(1)	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(2)

John F. Sheridan	5/27/2020	8,197		$1,233,812
	5/18/2021	12,679		$1,908,443
	5/18/2021	12,679	(3)	$1,908,443
Leigh A. Vosseller	5/27/2020	4,065		$611,864
	5/18/2021	2,599		$391,201
	5/18/2021	2,599	(3)	$391,201
David B. Berger	5/27/2020	4,065		$611,864
	5/18/2021	2,599		$391,201
	5/18/2021	2,599	(3)	$391,201
Elizabeth A. Gasser	5/27/2020	3,726		$560,838
	5/18/2021	2,599		$391,201
	5/18/2021	2,599	(3)	$391,201
Brian B. Hansen	5/27/2020	4,065		$611,864
	5/18/2021	2,599		$391,201
	5/18/2021	2,599	(3)	$391,201
Susan M. Morrison	5/27/2020	4,065		$611,864
	5/18/2021	2,599		$391,201
	5/18/2021	2,599	(3)	$391,201
1) The total RSUs granted vest over a 48-month period from the date of grant as follows: 25% shall vest 12 months from the grant date, and the remaining balance shall vest in 12 quarterly installments thereafter.
2) The market value of unvested RSU awards as of December 31, 2021 is calculated by multiplying the number of shares subject to such awards by the closing price of our Common Stock on December 31, 2021, which was $150.52.
3) Represents PSUs granted, the market value of which is calculated by multiplying the number of shares subject to such awards by the closing price of our Common Stock on December 31, 2021, which was $150.52.

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Compensation Discussion and Analysis

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date(2)

John F. Sheridan	9,899	—		$150.00	11/13/2023
	5,639	—		$119.20	5/21/2025
	8,460	—		$69.50	2/16/2026
	63,000	—		$18.86	6/14/2028
	74,375	30,625	(3)	$51.50	2/15/2029
	74,375	30,625	(4)	$48.36	2/25/2029
	11,983	18,289	(5)	$82.34	5/27/2030
	—	38,733	(6)	$81.63	5/18/2031
Leigh A. Vosseller	8,056	—		$67.69	9/23/2023
	5,799	—		$150.00	11/13/2023
	2,711	—		$119.20	5/21/2025
	3,390	—		$69.50	2/16/2026
	6,780	—		$23.00	12/16/2026
	2,340	—		$9.00	5/17/2027
	15,160	—		$18.86	6/14/2028
	74,375	30,625	(3)	$51.50	2/15/2029
	5,942	9,070	(5)	$82.34	5/27/2030
	—	7,940	(6)	$81.63	5/18/2031
David B. Berger	8,951	—		$67.69	8/6/2023
	18,800	—		$150.00	11/13/2023
	5,639	—		$119.20	5/21/2025
	8,460	—		$69.50	2/16/2026
	16,920	—		$23.00	12/16/2026
	51,000	—		$18.86	6/14/2028
	74,375	30,625	(3)	$51.50	2/15/2029
	5,942	9,070	(5)	$82.34	5/27/2030
	—	7,940	(6)	$81.63	5/18/2031
Elizabeth A. Gasser	—	20,717		$89.54	2/18/2030
	—	8,314	(5)	$82.34	5/27/2030
	—	7,940		$81.63	5/18/2031
Brian B. Hansen	9,375	30,625	(3)	$51.50	2/15/2029
	5,942	9,070	(5)	$82.34	5/27/2030
	—	7,940	(6)	$81.63	5/18/2031
Susan M. Morrison	23,399	—		$150.00	11/13/2023
	5,639	—		$119.20	5/21/2025
	8,460	—		$69.50	2/16/2026
	16,920	—		$23.00	12/16/2026
	20,000	—		$18.86	6/14/2028
	74,375	30,625	(3)	$51.50	2/15/2029
	5,942	9,070	(5)	$82.34	5/27/2030
	—	7,940	(6)	$81.63	5/18/2031
1) Stock options are granted with an exercise price equal to the closing price of our Common Stock on the grant date.
2) The expiration date of the option awards is ten years from the date of grant.
3) Amount listed reflects options to purchase shares of our Common Stock that were granted on February 15, 2019 and remained unvested as of December 31, 2021. The shares underlying these options vested as to 25% of the shares on February 15, 2020, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until February 15, 2023, provided that the option holder continues to provide services to us through such dates.
4) Amount listed reflects options to purchase shares of our Common Stock that were granted on February 25, 2019 and remained unvested as of December 31, 2021. The shares underlying these options vested as to 25% of the shares on February 25, 2020, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until February 25, 2023, provided that the option holder continues to provide services to us through such dates.

Tandem Diabetes Care	56	2022 Proxy Statement

Compensation Discussion and Analysis
5) Amount listed reflects options to purchase shares of our Common Stock that were granted on May 27, 2020 and remained unvested as of December 31, 2021. The shares underlying these options shall vest as to 25% of the shares on May 27 2021, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until February 25, 2023, provided that the option holder continues to provide services to us through such dates.
6) Amount listed reflects options to purchase shares of our Common Stock that were granted on May 18, 2021 and remained unvested as of December 31, 2021. The shares underlying these options shall vest as to 25% of the shares on May 18 2022, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until May 18, 2025, provided that the option holder continues to provide services to us through such dates.
OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR END

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized ($)

John F. Sheridan	14,926	$1,358,188	4,919	$477,621
Leigh A. Vosseller	50,000	$5,565,900	2,439	$236,805
David B. Berger	54,500	$5,618,366	2,439	$236,805
Elizabeth A. Gasser	22,977	$1,211,441	2,236	$217,103
Brian B. Hansen	32,180	$2,264,803	2,439	$236,805
Susan M. Morrison	50,048	$6,160,170	2,439	$236,805
1) Pursuant to applicable SEC rules, the amounts in this column reflect the aggregate dollar amount realized upon exercise of the options, determined by taking the difference between the market price of our Common Stock at exercise and the exercise price of the options.
POTENTIAL PAYMENTS UPON CHANGE OF CONTROL
The following table summarizes the potential payments and benefits that would have been paid or provided to our NEOs if a termination of employment had occurred on December 31, 2021, provided that such termination was a result of an involuntary termination or a resignation for good reason and occurred within three months before or 12 months following a change of control. The amounts reflected in the table are in addition to amounts that would have been payable for accrued but unpaid base salary, accrued paid time off and reimbursement of expenses, all of which would be paid upon termination of employment for any reason. Except as noted above, no payments or benefits will be provided to our NEOs in connection with a termination of employment as a result of a voluntary resignation or a termination for cause.

Involuntary Termination or Resignation for Good Reason in Connection with a Change of Control
	Type of Payment or Benefit:
Name	Severance(1)	Accelerated Stock Options(2)	Accelerated RSUs(3)

John F. Sheridan	$2,760,000	$10,893,399	$5,050,699
Leigh A. Vosseller	$1,018,464	$4,197,867	$1,394,267
David B. Berger	$1,018,464	$4,197,867	$1,394,267
Elizabeth A. Gasser	$1,018,464	$2,377,158	$1,343,240
Brian B. Hansen	$1,018,464	$4,197,867	$1,394,267
Susan M. Morrison	$1,018,464	$4,197,867	$1,394,267
1) Amount listed reflects 18 months’ worth of base salary plus target bonus for the year ended December 31, 2021 for each of Ms. Vosseller, Ms. Morrison, Ms. Gasser, Mr. Berger and Mr. Hansen, and 24 months’ worth of base salary plus target bonus for the year ended December 31, 2021 for Mr. Sheridan.
2) Pursuant to applicable SEC rules, the value of accelerated stock options has been determined by calculating the difference between the aggregate market price of our Common Stock on December 31, 2021 and the aggregate exercise price of the relevant options. In the event of an actual change of control transaction, the value of our Common Stock may be significantly different than this assumed value, in which case the value realized by our NEOs upon the vesting of the stock option awards in connection with the change of control transaction may be significantly different.
3) Amount listed reflects acceleration of RSUs based on the closing price of our Common Stock on December 31, 2021 of $150.52.

Tandem Diabetes Care	57	2022 Proxy Statement

Compensation Discussion and Analysis
Director Compensation
DIRECTOR COMPENSATION OVERVIEW
Our director compensation program is intended to provide a total compensation package that enables us to attract and retain diverse, qualified and experienced individuals to serve as our directors, and to align our directors’ interests with those of our stockholders.
DIRECTOR COMPENSATION PROGRAM FOR 2021
During 2021, our non-employee directors earned a cash retainer for service on our board of directors and an additional amount for service on each committee of which the director was a member. The Chair of our board of directors earned a higher annual retainer for such service (which was in lieu of, and not in addition to, director annual retainers), and the chair of each committee earned a higher annual retainer for such service (which was in lieu of, and not in addition to, member annual retainers). The annual cash retainers for directors and committee members were pro-rated based on the period of time during which service was provided during the year and generally were paid on a quarterly basis.
Under the director compensation program, the annual fees non-employee directors earned for service on our board of directors, and for service on each committee of our board of directors of which the director was a member, during 2021 were as follows:

	Member Annual Retainer	Chair Annual Retainer

Board of Directors	$53,000	$168,000
Audit Committee	$10,000	$23,000
Compensation Committee	$9,000	$19,000
Nominating and Corporate Governance Committee	$6,300	$16,300
Mr. Blickenstaff served in the role of Executive Chair through March 6, 2020, after which time he assumed the role of Chair and ceased being an employee. Mr. Blickenstaff’s annual cash compensation for serving as our Chair was $160,000, and we also paid his COBRA subsidy through September 2021, which was approximately $19,000. During 2021, Mr. Allen’s annual cash compensation for serving as our Lead Independent Director continued to be $40,000, which was in addition to his participation in our director compensation program.
For 2021, each non-employee director who commenced service on our board of directors was eligible to receive an onboarding award consisting of either stock options with an aggregate Black-Scholes value of $300,000, or restricted stock awards with an aggregate grant date fair value of $300,000. The form of the award was determined by our board of directors (or a designated committee thereof) at the time of each grant. Initial onboarding grants are anticipated to be issued in the form of restricted stock awards, which vest in equal annual installments over a three-year period, subject to the director’s continued service.
In addition, on the date of the 2021 annual meeting of stockholders, each non-employee director continuing to serve as a director following the annual meeting was granted restricted stock awards with an aggregate grant date fair value of $180,000. These annual grants, which in 2021 were issued in the form of restricted stock awards, were prorated based on the number of full months of service on our board of directors since the prior annual meeting of stockholders, and vest annually in the case of restricted stock, or vest monthly over a 12-month period in the case of stock options.
The exercise price of all stock options granted pursuant to our director compensation program equaled the closing price of our Common Stock on the grant date, and the grant date fair value of all restricted stock awards was based on the closing price of our Common Stock on the grant date. Each of these stock options and restricted stock awards were granted under the terms of our Amended and Restated 2013 Stock Incentive plan, or the 2013 Plan.

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Compensation Discussion and Analysis
DIRECTOR COMPENSATION TABLE
The following table provides a summary of the compensation of our non-employee directors for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total

Dick P. Allen	$105,842	$179,994	$285,836
Kim D. Blickenstaff	$164,667	$179,994	$344,661
Edward L. Cahill (former director)(2)	$13,750	$—	$13,750
Peyton R. Howell	$58,042	$134,934	$192,976
Kathleen McGroddy-Goetz, Ph.D.	$55,425	$164,974	$220,399
Rebecca B. Robertson	$70,542	$179,994	$250,536
Douglas A. Roeder	$69,517	$179,994	$249,511
Rajwant Sodhi(3)	$45,153	$359,914	$405,067
Christopher J. Twomey	$72,710	$179,994	$252,704
1) Amounts listed reflect the grant date fair value of RSUs granted during 2021, computed in accordance with FASB ASC Topic 718. A discussion of our valuation assumptions can be found in Note 8 of the “Notes to Financial Statements” included in Item 8 of our Annual Report. Amounts listed for Mr. Allen, Mr. Blickenstaff, Ms. Robertson, Mr. Roeder, and Mr. Twomey comprise director annual RSU awards based on an annualized value of $180,000; amounts for Ms. Howell and Dr. McGroddy-Goetz and Mr. Sodhi were prorated based on the number of full months of service on our board of directors since the prior annual meeting of stockholders.
2) Mr. Cahill resigned from our board of directors effective December 31, 2020, and did not receive a director equity grant in 2021.
3) Mr. Sodhi joined our board of directors effective January 4, 2021 and received an onboarding RSU award with a grant date fair value of $300,000. Mr. Sodhi also received an annual RSU award based on an annualized value of $180,000, prorated based on the number of full months of service on our board of directors since the prior annual meeting of stockholders.
The following table summarizes the aggregate number of shares subject to outstanding equity awards held by our non-employee directors as of December 31, 2021:

Name	Aggregate Number of RSU Awards	Aggregate Number of Option Awards

Dick P. Allen	2,205	13,400
Kim D. Blickenstaff	2,205	212,873
Peyton R. Howell	3,551	—
Kathleen McGroddy-Goetz, Ph.D.	4,461	—
Rebecca B. Robertson	2,205	36,447
Douglas A. Roeder	2,205	42,532
Rajwant Sodhi	3,943	—
Christopher J. Twomey	2,205	45,020

Tandem Diabetes Care	59	2022 Proxy Statement

Compensation Discussion and Analysis
DIRECTOR COMPENSATION PROGRAM CHANGES FOR 2022
For 2022, our non-employee directors will earn a cash retainer for service on our board of directors and an additional amount for service on each committee of which the director is a member. The Chair of our board of directors will earn a higher annual retainer for such service (which will be in lieu of, and not in addition to, director annual retainers), and the chair of each committee will earn a higher annual retainer (which will be in lieu of, and not in addition to, member annual retainers).
In the first quarter of 2022, the Committee completed its annual analysis and review of our Board and committee compensation based on data provided by WTW. The Committee determined that Mr. Blickenstaff’s role now aligns with traditional Board Chair responsibilities, and so approved reducing his annual chair retainer to $50,000, effective March 1, 2022. In addition, the Committee approved reducing Mr. Allen’s annual retainer for serving as lead independent director to $25,000, also effective March 1, 2022. No other changes were made to the annual fees for service on our Board and each committee. However, in February 2022, we added an additional cybersecurity and data privacy subcommittee for which we are providing additional compensation based on the scope and scale of the subcommittee’s responsibilities. The annual cash retainers will continue to be pro-rated based on the period of time during which service is provided during the year and generally will be paid on a quarterly basis.
Pursuant to our director compensation program, the annual fees to be paid to non-employee directors for service on our board of directors during 2022, and for service on each committee of our board of directors of which the director serves as a member during 2022, will be as follows:

	Member Annual Retainer	Chair Annual Retainer

Board of Directors	$53,000	$103,000
Audit Committee	$10,000	$23,000
Compensation Committee	$9,000	$19,000
Nominating and Corporate Governance Committee	$6,300	$16,300
Cybersecurity and Data Privacy Subcommittee	$5,000	N/A
For 2022, each non-employee director who commences service on our board of directors will continue to be eligible to receive an onboarding award consisting of either stock options with an aggregate Black-Scholes value of $300,000, or restricted stock awards with an aggregate grant date fair value of $300,000. The form of the award will be determined by our board of directors (or a designated committee thereof) at the time of each grant.
Our non-employee directors will be eligible to receive annual director restricted stock awards valued at $180,000 for 2022, consistent with award values from 2021. Annual director equity grants are expected to be made on the date of our Annual Meeting and will be valued as of the grant date.

Tandem Diabetes Care	60	2022 Proxy Statement

Compensation Committee Report
Compensation
Committee Report
The compensation committee of the board of directors of Tandem Diabetes Care, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement, including the related compensation tables, notes and narrative discussion. Based on our review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis section, including the related compensation tables, notes and narrative discussion, be included in this Proxy Statement and incorporated into the Company’s Annual Report for the fiscal year ended December 31, 2021.
The foregoing report has been furnished by the compensation committee.
Respectfully submitted,
COMPENSATION COMMITTEE
Rebecca B. Robertson, Chair
Peyton R. Howell
Douglas A. Roeder
This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Tandem Diabetes Care	61	2022 Proxy Statement

Audit Committee Report
Audit Committee Report
The audit committee oversees our financial reporting process on behalf of the Company’s board of directors, but management has the primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The audit committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including Auditing Standard No. 1301, “Communications with Audit Committees” of the Public Company Accounting Oversight Board. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the Company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526 “Communication with Audit Committees Concerning Independence,” and has considered the compatibility of non-audit services with the auditors’ independence.
We have met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. Our meetings with Ernst & Young LLP were held with and without management present. Members of the audit committee are not employed by the Company, nor does the audit committee provide any expert assurance or professional certification regarding the Company’s financial statements. We rely, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2021.
Subject to stockholder approval, we and the Company’s board of directors also recommended the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
The foregoing report has been furnished by the audit committee.
Respectfully submitted,
AUDIT COMMITTEE
Christopher J. Twomey, Chair
Dick P. Allen
Rebecca B. Robertson
This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Tandem Diabetes Care	62	2022 Proxy Statement

Additional Information
ADDITIONAL INFORMATION
Proposals for Inclusion in our 2023 Proxy Materials
If you would like to submit a proposal for inclusion in the proxy materials for our 2023 annual meeting, the proposal must be received by our Corporate Secretary at 11075 Roselle Street, San Diego, California 92121 on or before December 7, 2022. For any proposal to be included in the proxy statement and form of proxy for such meeting it must meet the requirements set forth in applicable SEC rules.
Under our Bylaws, a stockholder who wishes to make a proposal at the annual meeting of stockholders to be held in 2023, without including the proposal in our proxy statement and form of proxy relating to that meeting, must notify us no earlier than the close of business on January 17, 2023 and no later than the close of business on February 16, 2023. Our Bylaws specify certain requirements regarding any such notice and the inclusion of any proposal for such meeting must meet the requirements set forth in our Bylaws.
Annual Report
A copy of our proxy materials, including this Proxy Statement and the Annual Report, are available online at www.proxyvote.com. Please see the section entitled “General Information” above for additional information. The Annual Report, however, is not part of this proxy solicitation material.
Any person who was our stockholder on the Record Date may request a copy of our Annual Report, and it will be furnished without charge. Requests should be directed in writing to Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121, Attention: Corporate Secretary, or by telephone to (858) 366-6900.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC and Nasdaq, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers and greater-than-10% holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were met with respect to 2021 except for one Form 4 for Douglas A. Roeder with respect to one transaction. This transaction was not reported timely due to a technical error.
Additional Business
We do not know of any business other than that described in this Proxy Statement that will be submitted for consideration by our stockholders at the Annual Meeting. If, however, any other business is properly brought before the Annual Meeting, or at any adjournment or postponement thereof, the shares of our Common Stock represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.
By Order of the Board of Directors
John F. Sheridan
President and Chief Executive Officer
San Diego, California
April 13, 2022

Tandem Diabetes Care	63	2022 Proxy Statement

TANDEM
Diabetes Care

CORPORATE HEADQUARTERS

11075 Roselle Street
San Diego, CA 92121
(877) 801-6901
tandemdiabetes.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP
4370 La Jolla Village Drive, #500
San Diego, CA 92122

TRANSFER AGENT

American Stock Transfer
& Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
astfinancial.com

© 2022 Tandem Diabetes Care, Inc. All rights reserved.

Tandem Diabetes Care	64	2022 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Electronic Proxy Card and Annual Report on Form 10-K are available at www.proxyvote.com

D77926-P68744

TANDEM DIABETES CARE, INC.
Annual Meeting of Stockholders
Wednesday, May 25, 2022 at 3:00 P.M., Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Kim D. Blickenstaff and Leigh A. Vosseller, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of TANDEM DIABETES CARE, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held virtually at 3:00 P.M., Pacific Time on Wednesday, May 25, 2022, or at any adjournment or postponement thereof, at www.virtualshareholdermeeting.com/TNDM2022.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Tandem Diabetes Care	65	2022 Proxy Statement

the fiscal year ending December 31, 2022. 4. To approve on a non-binding, advisory basis, the compensation of our named executive directors.

TANDEM DIABETES CARE, INC.
11075 ROSELLE STREET
SAN DIEGO, CA 92121

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 24, 2022 for shares held directly and by 11:59 P.M. ET on May 21, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TNDM2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 24, 2022 for shares held directly and by 11:59 P.M. ET on May 21, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D77925-P68744 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TANDEM DIABETES CARE, INC.

Nominees:	**For**	**Against**	**Abstain**
1a. Peyton R. Howell	☐	☐	☐
1b. John F. Sheridan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Board of Directors recommends you vote for each to elect three class III directors for a term of either one or three years. Peyton R Howell, John F. Sheridan. The Board recommends you vote for proposals 2, 3 and 4: 2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide phased elimination of classified board structure. 3. To ratify the appointment of Ernst & Young LLP as our independent

Tandem Diabetes Care	66	2022 Proxy Statement